Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

ACQUISITION AGREEMENT AND PLAN OF MERGER

among

ENVESTNET, INC.,

POSEIDON MERGER CORP.,

PLACEMARK HOLDINGS, INC.,

THE SELLING SECURITYHOLDERS

and

FORTIS ADVISORS, LLC,

as Securityholder Representative

Dated as of August 11, 2014

i

EXHIBITS

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Certificate of Merger

Exhibit C	Merger Sub Certificate of Incorporation

Exhibit D	Form of Paying Agent Agreement

SCHEDULES

Schedule I	Selling Securityholders

Schedule 1.1(a)	Working Capital

Schedule 1.1(b)	Specified Litigation

Schedule 1.1(c)	Data Security Matter

Schedule 1.1(d)	Identified Matter

Schedule 7.16	Excluded Employees

Schedule 7.17	Certain Additional Covenants

Schedule 9.3(f)	Required Third Party Consents

Schedule 9.3(g)(ii)	Advisory Contracts

Schedule 10.2(h)	Indemnification Matters

Schedule 10.6(i)	Certain Fees and Costs

v

AMENDED AND RESTATED

ACQUISITION AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED ACQUISITION AGREEMENT AND PLAN OF MERGER, dated as of August 11, 2014 (this “Agreement”), is among Envestnet, Inc., a Delaware corporation (“Buyer”), Poseidon Merger Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), Placemark Holdings, Inc., a Delaware corporation (the “Company”), the Persons named in the attached Schedule I (each a “Selling Securityholder” and collectively, the “Selling Securityholders”), and Fortis Advisors LLC, a Delaware limited liability company in its capacity as the “Securityholder Representative.”

RECITALS

WHEREAS, Buyer, Merger Sub, the Company, the Selling Securityholders and the Securityholder Representative have previously entered into that certain Acquisition Agreement and Plan of Merger, dated as of June 30, 2014 (the “Effective Date” and, such agreement, the “Original Agreement”), which they desire to amend and restate to effect certain changes with respect thereto;

WHEREAS, the Selling Securityholders collectively own 35,327,780 shares of Series A Preferred Stock, 31,262,917 shares of Series B Preferred Stock and 15,082,530 shares of Common Stock (collectively, the “Acquired Stock”);

WHEREAS, Buyer desires to purchase or cause the Stock Sale Purchaser to purchase from the Selling Securityholders all of the Acquired Stock and the Selling Securityholders desire to sell to Buyer or the Stock Sale Purchaser all of the Acquired Stock in accordance with the terms and conditions of this Agreement (the “Initial Stock Sale”);

WHEREAS, immediately after the consummation of the Initial Stock Sale, Buyer, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Initial Stock Sale, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Initial Stock Sale, the Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Boards of Directors of Buyer and Merger Sub have approved this Agreement, the Initial Stock Sale, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of the Original Agreement, each Key Employee has entered into an Employment Agreement, which shall be effective as of (and contingent upon) the Stock Sale Closing Time; and

WHEREAS, the Securityholder Representative, Buyer and the Escrow Agent shall enter into an Escrow Agreement to be effective at, and subject to the occurrence of, the Stock Sale Closing Time.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                  Certain Defined Terms.  For purposes of this Agreement:

“Acquired Companies” means the Company and its Subsidiaries.

“Acquisition Proposal” means any bona fide offer or proposal for, or any indication of interest in, any of the following (other than the Transactions): (i) any direct or indirect acquisition or purchase of more than ten percent (10%) of the capital stock of the Company or all or substantially all of assets of the Company; (ii) any merger, consolidation or other business combination relating to the Company; or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by, before or otherwise involving any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Aggregate Exercise Price” means the aggregate exercise price of all shares of Common Stock subject to all Company Options that are unexercised as of immediately prior to the Effective Time.

“Aggregate Upfront Transaction Consideration” means an amount equal to (A) the Transaction Consideration minus (B) the Aggregate Exercise Price minus (C) the Escrow Amount minus (D) the Expense Fund.

“Ancillary Agreements” means the Escrow Agreement and Paying Agent Agreement.

“Base Common Stock Per Share Price” means (x) $0.349212312265023 plus (y) the quotient obtained by dividing the Aggregate Exercise Price by the Fully Diluted Shares.

“Base Series A Per Share Price” means (x) $0.873008383171642 plus (y) the quotient obtained by dividing the Aggregate Exercise Price by the Fully Diluted Shares.

“Base Series B Per Share Price” means (x) $0.514782215460029 plus (y) the quotient obtained by dividing the Aggregate Exercise Price by the Fully Diluted Shares.

“Base Transaction Consideration” means Sixty-Six Million Dollars ($66,000,000).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in New York City, New York or Chicago Illinois or the New York Stock Exchange are required or authorized by Law to be closed.

“Cause” with respect to each holder of Unvested Company Options shall have the meaning set forth in the Equity Incentive Plan.

“Capital Stock” means the Common Stock and the Preferred Stock.

“Certificate” means a stock certificate which, immediately prior the Stock Sale Closing Time, represents the Acquired Stock and, at any time after the Stock Sale Closing Time but prior to the Effective Time, represents any shares of Capital Stock other than the Acquired Stock, as applicable.

“Closing Indebtedness” means all outstanding Indebtedness of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date, other than Excluded Trade Obligations.

“Closing Working Capital” means the Working Capital, as of the close of business on the Business Day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means any of the common stock of the Company, par value $0.001 per share.

“Company Option” means an option (whether or not vested or exercisable) to purchase Common Stock that has been granted under the Equity Incentive Plan.

“Company Warrants” means the warrants issued by the Company to purchase shares of Common Stock.

“Contingent Converted Shares” means, at any time, (a) the number of shares of Common Stock issuable pursuant to Unvested Company Options that, at such time, are not Converted Awards minus (b) the number of Ineligible Option Shares.

“Contract” means any contract, agreement or binding arrangement, whether written or oral.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Converted Award Escrow Amount” means the aggregate Per Option Share Consideration for all Unvested Company Options.

“Data Security Matter” has the meaning set forth in Schedule 1.1(c).

“Employee Plan” means: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, consulting agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, unemployment compensation plan, insurance or hospitalization program or any fringe benefit arrangements, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, deed of trust, encumbrance, easement, encroachment, right of first refusal, title retention, restriction (including restriction on use), license or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or other right of any Person or encumbrance of any kind or nature whatsoever..

“Environmental Laws” means: any Laws of any Governmental Authority relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Equity Incentive Plan” means the Company’s 2009 Stock Option and Grant Plan (as amended and in effect).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Acquired Companies, any corporation, trade or business which, together with the Acquired Companies, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Escrow Agent” means Wells Fargo Bank, National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, the Securityholder Representative and the Escrow Agent, substantially in the form of Exhibit A.

“Escrow Amount” means Nine Million, Nine Hundred Thousand Dollars ($9,900,000).

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement through the deposit of the Escrow Amount.

“Estimated Adjustment Amount” means Estimated Net Working Capital minus Target Working Capital minus Estimated Closing Indebtedness.  For the avoidance of doubt, the Estimated Adjustment Amount may be positive or negative.

“Excluded Trade Obligations” means trade payables, accrued expenses and obligations to creditors for inventory, services and supplies, in each case, to the extent incurred in the ordinary course of business.

“Final Adjustment Amount” means Final Closing Net Working Capital minus Target Working Capital minus Final Closing Indebtedness.  For the avoidance of doubt, the Final Adjustment Amount may be positive or negative.

“Fully Diluted Shares” shall mean the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Stock Sale Closing Time, plus (ii) the number of shares of Common Stock issuable upon conversion of all issued and outstanding shares of Series A Preferred Stock immediately prior to the Stock Sale Closing Time, plus (iii) the number of shares of Common Stock issuable upon conversion of all issued and outstanding shares of Series B-1 Preferred Stock immediately prior to the Stock Sale Closing Time, plus (iv) the number of shares of Common Stock issuable upon conversion of all issued and outstanding shares of Series B-2 Preferred Stock immediately prior to the Stock Sale Closing Time, plus (v) the number of shares of Common Stock issuable upon exercise of all Company Options outstanding immediately prior to the Stock Sale Closing Time.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization, Power and Enforceability), Section 4.3 (Authorized Capital Stock), Section 4.16 (Brokers), Section 4.17 (Transactions With Affiliates), Section 5.1 (Organization), Section 5.2 (Authority and Enforceability),  Section 5.4 (Brokers) Section 6.1 (Organization), Section 6.2 (Authorization) and Section 6.3 (Holdings).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” means any United States or foreign federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or arbitral or judicial body.

“Hazardous Substances” means: (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Identified Matter” has the meaning set forth in Schedule 1.1(d).

“Immediate Family” of a Person means such Person’s spouse, children and siblings, including adoptive relationships and relationships through marriage.

“Indebtedness” means with respect to a Person, without duplication, (i) any obligations of such Person to third parties for borrowed money, (ii) any obligations of such Person evidenced by any note, bond, debenture or other debt security, (iii) any obligations of such Person under leases required to be capitalized in accordance with GAAP, (iv) any obligations of such Person under conditional sale or other title retention agreements related to purchased property, (v) any obligations of such Person for deferred purchase price of property, (vi) any obligations of such Person under hedging transactions (valued at the termination value thereof), (vii) any obligation with respect to any amount drawn on a letter of credit, (viii) any interest or prepayment penalties due on any of the foregoing and (ix) any guarantees of or other assurances of payment by such Person with respect to any obligations of another Person of the type described in clauses (i) through (viii).

“Indemnified Taxes” means (i) all Taxes of the Acquired Companies for all Pre-Closing Tax Periods, (ii) all Straddle Period Taxes allocable pursuant to Section 8.7 to the portion of any Straddle Period ending on the Closing Date, (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local, or foreign Tax Laws, (iv) any and all Taxes of any Person (other than the Acquired Companies) imposed on the Acquired Companies (or any predecessor of any of the foregoing) as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing and (v) the Securityholders’ allocable portion of any Transfer Taxes as determined under Section 8.6; provided, however, in no event will Indemnified Taxes include (y) any Taxes to the extent specifically included in the computation of Final Closing Net Working Capital or Transaction Expenses, as finally determined or (z) Buyer’s allocable share of any Transfer Taxes as determined under Section 8.6.

“Independent Accountants” means PricewaterhouseCoopers LLP.

“Ineligible Option Shares” means the number of shares issuable pursuant to Unvested Company Options that are no longer eligible to become Converted Awards pursuant to Section 2.8(b) as a result of the termination of the employment or other service relationship of the holder of such Unvested Company Option, other than a termination by Buyer, the Company or any of their respective Subsidiaries or Affiliates (or other applicable successor entity of the Company) without Cause or as a result of such holder’s death or disability (as such terms are defined in Section 22(e) of the Code).

“Intellectual Property” means any intellectual property rights, including: (i) patents and patent applications, including reissues, provisionals, divisions, continuations, continuations in part, renewals, extensions, substitutions and reexaminations thereof, all patents that may issue on such applications, and all rights therein provided by applicable Law; (ii) trademarks, service marks, trade names, trade dress, logos, slogans, Facebook and other social media pages, Twitter accounts and other online or electronic identifiers, other similar designations of source, and registrations and applications for registration thereof (and any extensions, modifications, divisions and renewals of such registrations and applications), goodwill associated with or symbolized by any of the foregoing, and all rights therein provided by applicable Law; (iii) copyrighted works, works of authorship, databases and data collections, whether or not registered, and registrations and applications for registration of any of the foregoing, including all such rights in software, and all rights therein provided by applicable Law; (iv) moral and economic rights of authors and inventors, however denominated; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) trade secrets, and all rights provided by applicable law therein and in and to other confidential information, including customer lists, customer information and databases; (vii) rights of publicity and (viii) rights and remedies against past, present and future infringement of any of the foregoing.

“Investor Agreements” means Fifth Amended and Restated Investor Rights Agreement by and among the Company, the Investors (as defined therein) and any party listed as a signatory or any party that has executed and delivered an Instrument of Accession to the Company, dated as of July 22, 2009 and the Stockholder Agreement by and among the Company and the Investors (as defined therein) and any party that has executed and delivered and Instrument of Accession to the Company, dated as of July 22, 2009 (each, as amended and in effect).

“IRS” means the United States Internal Revenue Service.

“Key Employees” means Lee Chertavian, Richard Dion and Ron Pruitt.

“Knowledge” means (i) in the case of an individual, the actual or constructive knowledge of such individual after reasonable investigation, (ii) in the case of the Company, the actual or constructive knowledge, after reasonable investigation, of Lee Chertavian, Richard Dion, Matt Lombardi, John Ehinger, Jr. and Ron Pruitt and (iii) in the case of Buyer, the actual or constructive knowledge of the chief legal officer of Buyer, after reasonable investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, common law, Order, settlement agreement or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to an Acquired Company or which an Acquired Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Manager” means a Person that provides investment advice to an Acquired Company for use by the Acquired Companies in managing and advising accounts.

“Material Adverse Effect” means any event, change or effect that would reasonably be expected to be materially adverse to (a) the business, operations, assets, financial condition, results of operations or liabilities of the Acquired Companies, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Acquired Companies operate, (ii) changes in economic, capital market, regulatory or political conditions generally, (iii) any failure by any Acquired Company to meet any internal projections or forecasts or revenue or earnings predictions for any past, current or future period

(but not the underlying causes thereof), (iv) any change in Laws, (v) actions taken at the direction or request of Buyer and (vi) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism, except, (x) in the case of clauses (i), (ii) and (iv), to the extent such events, changes or effects have a disproportionate impact on the business, condition, assets , operations or financial condition of the Acquired Companies relative to other participants of similar size in the industries in which the Acquired Companies conduct business and (y) the failure to obtain any consent should not be deemed a Material Adverse Effect if the conditions set forth in Section 9.3(f) and Section 9.3(g) have been satisfied.

“Multiemployer Plan” means an employee pension or welfare benefit plan within the meaning of Section 3(37) of ERISA.

“NOL Shortfall” means (i) $31.6 million minus (ii) the amount of net operating losses of the Acquired Companies, as determined for U.S. federal income tax purposes, as of the end of the taxable year of the Acquired Companies ending on the Closing Date.  For purposes of the foregoing sentence, any limitation or reduction in net operating losses caused by the transactions contemplated by this Agreement, including by reason of Section 382 of the Code, shall not be taken into account.

“NOL Tax Loss” means the product of (i) 0.30 multiplied by (ii) the NOL Shortfall; provided, however that NOL Tax Loss shall not be more than $300,000.

“Order” means any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority.

“Other Securityholders” means all of the holders of Capital Stock or Vested Company Options other than (i) Buyer, Merger Sub and any of their respective Affiliates, and (ii) the Selling Securityholders.

“Owned Real Property” means all real property owned by the Acquired Companies, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Per Common Share Consideration” means, with respect to each share of Common Stock, (a) the Base Common Stock Per Share Price plus (b) the quotient obtained by dividing (1) the Estimated Adjustment Amount minus the Transaction Expenses by (2) the Fully Diluted Shares.

“Per Option Share Consideration” means, with respect to each share of Common Stock subject to a Company Option effective as of immediately prior to the Effective Time, an amount equal to the excess of the Per Common Share Consideration over the exercise price per share of such Company Option.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Portfolio Management System Patent” means United States Patent No. 7,668,773.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Preferred Stock” shall mean the Series A Preferred Stock, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

“Pro Rata Share” means, for each Securityholder, (i) the number of shares of Common Stock held by such Securityholder (including (x) all Common Stock issuable upon conversion or exercise of all shares of Preferred Stock, Vested Company Options held by such Securityholder and (y) all Common Stock issuable upon conversion or exercise of Unvested Company Options that have become Converted Awards) divided by (ii) the Fully Diluted Shares minus the number of shares of Common Stock issuable upon conversion or exercise of Unvested Company Options that have not become Converted Awards.

“Proceedings” means any judicial or administrative action, investigation, audit, claim, suit, arbitration, proceeding or other litigation.

“Related Party,” with respect to any specified Person, means: (i) any director, officer, general partner or managing member of such Person; (ii) any Immediate Family member of a Person described in clause (i); or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than fifteen percent (15%) of the outstanding equity or ownership interests of such specified Person.

“Securityholders” means, collectively, the Selling Securityholders and the Other Securityholders.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stock” means the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.001 per share, of the Company.

“Series B-2 Preferred Stock” means the Series B-2 Non-Voting Preferred Stock, par value $0.001 per share, of the Company.

“Specified Litigation” means the litigation disclosed on Schedule 1.1(b) hereto.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to the Company, any Person of which more than fifty percent (50%) of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly (e.g., through another Subsidiary), by (a) the Company, (b) the Company and one or more of its Subsidiaries, or (c) one or more Subsidiaries of the Company.  For the avoidance of doubt, a Subsidiary of the Company includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Superior Proposal” means any bona fide written Acquisition Proposal which the Company Board determines in its good faith judgment (after receiving advice from its outside legal counsel and financial advisor and taking into account all the terms and conditions of such proposal and the Merger including any conditions to consummation and the likelihood of such transaction being consummated) is more favorable to the holders of Capital Stock from a financial point of view than the Merger, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by Buyer during the Notice Period set forth in Section 7.2(b).

“Target Working Capital” means Eight Million, Three Hundred Thousand Dollars ($8,300,000).

“Tax Returns” means returns, declarations, reports, estimates, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxes” means all taxes, including any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value-added, capital, capital stock, social security, unemployment, escheat, unclaimed property, withholding, environmental, property, windfall profits, customs, duties or other taxes or charges, fees, imposts, levies or other assessments of a similar nature imposed by a Tax Authority, together with all interest and any penalties, additions to tax, fines or additional amounts with respect thereto, whether disputed or not.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration and/or collection of any Tax.

“Transaction Consideration” means the Base Transaction Consideration plus the Estimated Adjustment Amount plus the Aggregate Exercise Price minus the Estimated Transaction Expenses.

“Transaction Deductions” shall mean the sum of (i) any and all payments in respect of Company Options at the Closing as contemplated by this Agreement, including the Company portion of any employment Taxes which shall exclude any amounts contributed to the Escrow Fund with respect to such Company Options, plus (ii) any and all deductions of the Company resulting from the exercise of any Company Options in connection with the transactions contemplated by this Agreement, plus (iii) any and all payments in respect of Common Stock as contemplated by this Agreement that results in a deduction to the Company pursuant to Section 421(b) of the Code, including the Company portion of any employment Taxes, plus (iv) any and all bonuses paid in connection with the transactions contemplated by this Agreement, plus (v) any and all deductible payments made at the Closing in respect of restricted stock of the Company contemplated by this Agreement, plus (vi) any and all deductible amounts incurred in connection with the retirement of Indebtedness as contemplated by this Agreement, plus (vii) any and all deductible payments of Transaction Expenses as contemplated by this Agreement.  For purposes of this Agreement, the parties agree that seventy percent (70%) of success-based fees paid by the Company shall be deductible under Rev. Proc. 2011-29 and shall be a Transaction Deduction.

“Transaction Expenses” means (i)(A) all fees and expenses payable by the Acquired Companies in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons engaged by the Acquired Companies or any stockholder of the Company, (B) any bonus, severance or change of control payment or benefit (or similar payment obligation) made or provided, or required to be made or provided, by the Acquired Companies solely as a result of the Transactions (for the avoidance of doubt, any bonus, severance or change of control payment or benefit (or similar payment obligation) triggered by any action by Buyer or any of its Affiliates shall not be included the calculation of Transaction Expenses), (C) the premium for directors’ and officers’ liability insurance coverage for the Company’s directors and officers for coverage during the six (6) years following the Effective Time, in each case to the extent not paid by the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date, (ii) fifty percent (50%) of the fees payable to the Escrow Agent or the Paying Agent and (iii) all employer Taxes associated with payment of the Transaction Consideration; provided, that, Transaction Expenses shall only include such amounts to the extent they arise from the Escrow Agreement, the Paying Agent Agreement or other Contracts or arrangements entered into by or on behalf of the Acquired Companies prior to the Stock Sale Closing Time.

“Transaction Percentage” means, with respect to each Securityholder, the percentage equal to (i) the proceeds payable to such Securityholder pursuant to Section 2.1(a)(i), Section 2.7(b)(i), Section 2.8(a)(i), Section 2.8(b), Section 2.8(d) and Section 2.9(a) divided by (ii) the Aggregate Upfront Transaction Consideration.

“Transactions” means the Initial Stock Sale and the Merger.

“Unvested Company Options” means, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), all Company Options to the extent they are not then Vested Company Options.

“Vested Company Options” means, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), all Company Options to the extent they are (i) then vested and exercisable and (ii) have an exercise price per share less than the Per Share Consideration.

“Working Capital” means the working capital of the Company, calculated pursuant to Schedule 1.1(a) hereto; provided, that in no event shall Working Capital include any income Tax asset or any income Tax liability.

Section 1.2                    Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
280G Approvals	Section 7.11(c)(ii)
280G Waivers	Section 7.11(c)(i)
Acquired Stock	Recitals
Advisers Act	Section 4.24
Advisory Contract	Section 7.9(c)
Agreement	Preamble
Allocation Schedule	Section 3.2(g)
Balance Sheet	Section 4.5(a)
Buyer	Preamble
Buyer Closing Balance Sheet	Section 3.6(b)
Buyer Closing Indebtedness	Section 3.6(b)
Buyer Closing Net Working Capital	Section 3.6(b)
Buyer Closing Statement	Section 3.6(b)
Buyer Indemnified Parties	Section 10.2
Buyer Plans	Section 7.11(a)
Buyer Registered Advisers	Section 5.7
Capitalization Schedule Update	Section 7.3(c)
Certificate of Merger	Section 2.3
Claims	Section 7.15
Closing	Section 2.5
Closing Date	Section 2.5
Company	Preamble
Company Board	Recitals
Company Employee Plans	Section 4.20(a)
Company Indemnified Parties	Section 10.4
Confidentiality Agreement	Section 7.5
Contingent Workers	Section 4.18(a)
Converted Award	Section 2.8(b)
Converted Award Escrow Fund	Section 2.8(c)
Counsel	Section 7.10(a)(iii)

Covered Employees	Section 7.11(a)
Deductible	Section 10.6(a)
Determination Date	Section 3.6(c)
DGCL	Recitals
Disclosure Schedules	Article IV
Disputes	Section 7.10(a)(i)
Dissenting Shares	Section 3.3(a)
Effective Date	Recitals
Effective Time	Section 2.3
Estimated Closing Balance Sheet	Section 3.6(a)
Estimated Closing Indebtedness	Section 3.6(a)
Estimated Closing Statement	Section 3.6(a)
Estimated Net Working Capital	Section 3.6(a)
Estimated Transaction Expenses	Section 3.5
Expense Fund	Section 3.1(c)
FCPA	Section 4.21
Final Closing Indebtedness	Section 3.6(c)
Final Closing Net Working Capital	Section 3.6(c)
Goodwin	Section 7.10(a)
Governmental Approvals	Section 4.4(b)
Indemnification Obligations	Section 10.2
Indemnified Party	Section 10.5(a)
Indemnifying Party	Section 10.5(a)
Initial Stock Sale	Recitals
Insurance Policies	Section 4.12
Insured Party	Section 7.8(a)
Letter of Transmittal	Section 3.2(a)
Losses	Section 10.2
Material Contracts	Section 4.14(b)
Merger	Recitals
Merger Sub	Preamble
Negative Consent	Section 7.9(c)
NOL Objection	Section 8.1(c)
NOL Schedule	Section 8.1(c)
Notice of Objection	Section 3.6(c)
Optionholder	Section 3.1(a)
Original Agreement	Recitals
Owned Intellectual Property	Section 4.9(a)
Paying Agent	Section 3.1(a)
Paying Agent Agreement	Section 3.1(a)
Payment Fund	Section 3.1(a)
Payoff Letters	Section 9.3(d)
Permits	Section 4.7(c)
Permitted Encumbrances	Section 4.10
Personally Identifiable Information	Section 4.9(j)
PII	Section 4.24
Premises	Section 4.19
Privileged Communications	Section 7.10(a)(iii)

Protected Material	Section 7.10(a)(iv)
Publicly Available Software	below
Real Property Leases	Section 4.11(c)
Released Claims	Section 7.15
Released Parties	Section 7.15
Releasing Parties	Section 7.15
Representatives	Section 7.2(a)
Requisite Stockholder Consent	Section 4.2(b)
Savings Plan	Section 7.11(b)
Schedule Updates	Section 7.3(b)
Securityholder Representative	Preamble
Securityholder Representative Letter Agreement	Section 3.1(c)
Selling Securityholder	Preamble
Selling Securityholder Parties	Section 7.10(a)
Significant Customer	Section 4.15
Significant Manager	Section 4.15
Significant Supplier	Section 4.15
Sponsors	Section 9.3(g)
Stock Sale Closing Time	Section 2.1(a)
Stock Sale Purchaser	Section 12.11(b)
Subsidiary Interests	Section 4.1(b)
Surviving Company	Section 2.2
Third Party Claim	Section 10.5(a)
Third Party Consents	Section 4.4(a)(ii)
Transition Date	Section 7.11(a)
Transfer Taxes	Section 8.6
True-Up Payment	Section 3.6(d)
Unresolved Items	Section 3.6(c)
Unresolved NOL Items	Section 8.1(c)
Upfront Option Payment	Section 2.8(a)
Year End Financial Statements	Section 7.12(b)

ARTICLE II
THE INITIAL STOCK SALE AND THE MERGER

Section 2.1                    The Initial Stock Sale.

(a)           On the Closing Date, immediately prior to the Effective Time (such time, the “Stock Sale Closing Time”) and upon the terms and subject to the conditions set forth herein and in reliance on the representations and warranties made by the Company and the Selling Securityholders herein, Buyer shall purchase (or, if Buyer has made an assignment pursuant to Section 12.11(b), the Stock Sale Purchaser shall, and Buyer shall cause the Stock Sale Purchaser to, purchase) from the Selling Securityholders, and the Selling Securityholders shall sell to Buyer (or, if Buyer has made an assignment pursuant to Section 12.11(b), to the Stock Sale Purchaser), the Acquired Stock, free and clear of any and all Encumbrances (except for any restrictions on sales of securities under applicable securities laws), in exchange for an amount equal to (i) at the

Stock Sale Closing Time, (A) the number of shares of Series A Preferred Stock held by such Selling Securityholder multiplied by the Base Series A Per Share Price plus (B) the number of shares of Series B Preferred Stock held by such Selling Securityholder multiplied by the Base Series B Per Share Price plus (C) the number of shares of Common Stock held by such Selling Securityholder multiplied by the Base Common Stock Per Share Price plus (D) such Selling Securityholder’s Pro Rata Share attributable to Capital Stock (for the avoidance of doubt, not including any Company Options) multiplied by (1) the Estimated Adjustment Amount minus (2) the Transaction Expenses plus (ii) such Selling Securityholder’s Transaction Percentage attributable to Capital Stock (for the avoidance of doubt, not including any Company Options) of (A) any cash disbursements required to be made from the Escrow Fund to the Securityholders in accordance with the terms of the Escrow Agreement when such disbursements, if any, are required to be made plus (b) any cash disbursements made from the Expense Fund, when such disbursements, if any, are required to be made, plus (iii) such Selling Securityholder’s Pro Rata Share attributable to Capital Stock (for the avoidance of doubt, not including any Company Options) of any adjustment pursuant to Section 3.6(d).

(b)           Each Selling Securityholder shall be entitled to receive its portion of the Transaction Consideration by exchanging the Certificate(s) representing the Acquired Stock in accordance with Section 3.2.

Section 2.2                    The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, immediately after the Initial Stock Sale and at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving company in the Merger (the “Surviving Company”) and shall continue to be governed by the DGCL and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 2.3                    Effective Time; Effect of the Merger.  On the Closing Date, immediately after the Stock Sale Closing Time, Merger Sub and the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.  The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such subsequent time as Buyer and the Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Company, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Company.

Section 2.4                    Certificate of Incorporation and Bylaws.  The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be as set forth on Exhibit C hereto and the certificate of incorporation of the Surviving Company shall be amended to conform thereto as of the Effective Time, until thereafter amended as provided by Law and by the terms of such certificate of incorporation.  Immediately following the Effective Time, the board of directors of the Surviving Company shall adopt bylaws of the Surviving Company that conform to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, by the terms of the certificate of incorporation of the Surviving Company and by the terms of such bylaws.  Notwithstanding the foregoing, the name of the Surviving Company shall be “Placemark Holdings, Inc.” and the certificate of incorporation and bylaws of the Surviving Company shall so provide.

Section 2.5                    Closing.  The closing of the Merger (the “Closing”) shall take place immediately after the Stock Sale Closing Time, on the first (1st) Business Day after all of the conditions set forth in Article IX shall have been satisfied or, if permissible, waived by the parties entitled to the benefit of the same (other than those that by their terms are to be satisfied or waived at the Closing), or at such other place, time and date as may be mutually acceptable to Buyer and the Company (the “Closing Date”).  The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, or at such other place as agreed to by Buyer and the Company.

Section 2.6                    Board Representatives and Officers.  At the Effective Time and by virtue of the Merger, the members of the board of directors of Merger Sub and the officers of Merger Sub immediately prior to the Effective Time shall be the initial members of the board of directors of the Surviving Company and the officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

Section 2.7                    Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Capital Stock or any holders of capital stock of Merger Sub:

(a)           Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Company following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Company.

(b)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and the Acquired Stock) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount equal to (i) the Per Common Share Consideration plus (ii) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement when such disbursements, if any, are required to be made, (iii) any adjustment pursuant to Section 3.6(d), on a per share basis plus (iv) any cash disbursements made from the Expense Fund in accordance with Section 3.7, on a per share basis.

(c)           At the Effective Time, all shares of Capital Stock owned by Buyer, Merger Sub or any direct or indirect wholly-owned Subsidiary of Buyer or Merger Sub, shall by virtue  of the Merger, without any action on part of such holder, be canceled and retired for no consideration.

(d)           As of the Effective Time, all shares of Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and subject to Section 3.3 with respect to any Dissenting Shares, each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), upon the surrender of such Certificate or the delivery of an affidavit as described in Section 3.2(c), the amounts specified in Section 2.7(b).

Section 2.8                    Treatment of Company Options and Company Stock Option Plans.

(a)           At the Stock Sale Closing Time, each Vested Company Option outstanding immediately prior to the Stock Sale Closing Time that has not been exercised will be canceled in exchange for the right to receive per share of Common Stock subject to such Vested Company Option as of immediately prior to the Stock Sale Closing Time (after giving effect to any acceleration resulting from or in connection with the Transactions) (i) the Per Option Share Consideration (the “Upfront Option Payment”), (ii) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder of such Vested Company Option in accordance with the terms of the Escrow Agreement when such disbursements, if any, are required to be made, (iii) any adjustment pursuant to Section 3.6(d) on a per share basis and (iv) any cash disbursements made from the Expense Fund in accordance with Section 3.7, on a per share basis, and such Vested Company Options thereupon shall no longer represent the right to purchase Common Stock or any other equity security of the Company, Buyer, the Surviving Company or any other Person or the right to receive any other consideration other than as provided herein.

(b)           At the Stock Sale Closing Time, each Unvested Company Option outstanding immediately prior to the Stock Sale Closing Time (after giving effect to any acceleration resulting from or in connection with the Transactions) will be canceled and such Unvested Company Option shall no longer represent the right to purchase Common Stock or any other equity security of the Company, Buyer, the Surviving Company or any other Person or the right to receive any other consideration other than as provided herein; provided, that, (i) if after the Closing but prior to the first (1st) anniversary thereof, the employment or service relationship of the holder of such Unvested Company Option is terminated by Buyer, the Company or any of their respective Subsidiaries or Affiliates (or other applicable successor entity of the Company) without Cause or as a result of such holder’s death or disability (as such terms are defined in Section 22(e) of the Code) or (ii) if such holder is employed by, or has a service relationship with, Buyer, the Company or any of their respective Subsidiaries or Affiliates (or other applicable successor entity of the Company) from the Closing through the first (1st) anniversary thereof, then (x) the Unvested Company Option held by such holder immediately prior Stock Sale Closing Time, shall be converted (a “Converted Award”) into the right to receive per share of Common Stock that was subject to such Converted Award immediately prior to the Stock Sale Closing Time (A) the Per Option Share Consideration (as adjusted on a per share basis pursuant to Section 3.6(d) or Section 3.6(e)) payable no later than thirty (30) days after the date of such termination of employment or other service relationship or such first anniversary date, as applicable, (B) any cash disbursements required to be made from the Escrow Fund with respect to such share to the holder of such Converted Award in accordance with the terms of the Escrow Agreement when such disbursements, if any, are required to be made payable at such time(s) and on the same terms and conditions as such payments are made to the Selling Securityholders, and (C) any cash disbursements made from the Expense Fund in accordance with Section 3.7, on a per share basis at such time(s) and on the same terms and conditions as such payments are made to the Selling Securityholders.  On the Closing Date, the Company shall deliver to Buyer a Converted Award Allocation Certificate setting forth the name of each holder of a Converted Award and the number of shares of Common Stock that could be subject thereto as of immediately prior to the Stock Sale Closing Time.

(c)           In order to administer the payment of the Converted Awards, Buyer shall establish an escrow account (the “Converted Award Escrow Fund”) to satisfy the payment obligation with respect to the Converted Awards by depositing with the Escrow Agent the Converted Award Escrow Amount in accordance with this Section 2.8(c).  The Converted Award Escrow Fund shall be used exclusively to satisfy obligations with respect to the Converted Awards and shall not be available to satisfy any adjustments pursuant to Section 3.6 or Article X.  Within five (5) Business Days after any Unvested Company Option becomes a Converted Award pursuant to Section 2.8(b), (i) the Buyer shall deliver notice to the Securityholder Representative and the Escrow Agent and (ii) the Buyer and the Securityholder Representative shall deliver written instructions to the Escrow Agent to release to the Surviving Company which shall in turn pay the holder of such Converted Award an amount equal to the Per Option Share Consideration multiplied by the number of shares of Common Stock that were subject to the Converted Award immediately prior to the Stock Sale Closing Time (as set forth on the Converted Award Allocation Certificate delivered pursuant to Section 2.8(b)), as adjusted on a per share basis pursuant to Section 3.6(d) or Section 3.6(e).

(d)           No later than five (5) Business Days after the first (1st) anniversary of the Closing, Buyer and the Securityholder Representative shall deliver written instructions to the Escrow Agent to disburse to the Paying Agent an amount equal to the aggregate amount remaining in the Converted Award Escrow Fund (after giving effect to any payments due to the holders of Converted Awards pursuant to Section 2.8(c)), with such amount to be disbursed to the Securityholders in proportion to their respective Pro Rata Shares (which payments shall be made through the Paying Agent, in respect of Capital Stock, and through the Surviving Company’s payroll, in respect of Company Options).

(e)           The Company shall take all actions necessary to terminate the Equity Incentive Plan as of the Stock Sale Closing Time (except to the extent necessary to give effect to the terms of this Section 2.8).

Section 2.9                    Treatment of Company Warrants.  Prior to the Stock Sale Closing Time, the Company shall take all actions necessary to terminate any Company Warrants.

ARTICLE III
PAYMENT FOR SECURITIES

Section 3.1                    Payment for Company Capital Stock and Company Options.

(a)           Prior to the Closing, the Company shall appoint Boston Financial Data Services (the “Paying Agent”) as the paying agent pursuant to a Paying Agent Agreement in substantially the form attached hereto as Exhibit D (the “Paying Agent Agreement”).  At the Closing, Buyer shall deposit with the Paying Agent, for the benefit of the Securityholders (except to the extent such Securityholders hold Company Options) cash in an amount equal to the Aggregate Upfront Transaction Consideration minus the Upfront Option Payment minus the Converted Award Escrow Fund (the “Payment Fund”).  The Payment Fund shall not be used for any other purpose, except to make the payments required by Section 2.1(a)(i), Section 2.7(b)(i), and Section 2.9(a) (if applicable) in accordance with the terms of this Agreement.  At the Effective Time, Buyer shall deposit with the Surviving Company, for the benefit of the holders of Vested Company Options (in their capacity as such, each an “Optionholder” and collectively, the “Optionholders”), for payment by the Surviving Company, cash in an amount equal to the Upfront Option Payment.  As soon as practicable after the Effective Time (and in any event within two (2) Business Days after the Effective Time), Buyer shall cause the Surviving Company to pay the Upfront Option Payment (subject to Section 3.2(d) below) in accordance with the Allocation Schedule through the Surviving Company payroll account(s) or the payroll account(s) of its Subsidiaries.  Buyer shall pay all fees and expenses associated with the hiring and retention of the Paying Agent (provided that fifty percent (50%) of such expenses shall be included in Transaction Expenses).

(b)           At the Effective Time, Buyer shall cause to be delivered to the Escrow Agent the Escrow Amount.  The Escrow Amount shall be held by the Escrow Agent in the Escrow Fund solely for purposes of adjustments to the Transaction Consideration pursuant to Section 3.6(b) and the payment to the Buyer Indemnified Parties in satisfaction of any indemnification claims required by Article X.  The administration of the Escrow Fund shall be governed by the terms of the Escrow Agreement.  Any payments to be made out of the Escrow Fund for the benefit of the Securityholders shall be made to the Paying Agent who shall disburse such amounts to the Securityholders in accordance with each Securityholder’s Transaction Percentage of such payments.

(c)           At the Effective Time, Buyer shall deposit into an account designated by the Securityholder Representative an amount equal to $200,000 (the “Expense Fund”).  The Expense Fund shall be held by the Securityholder Representative as agent and for the benefit of the Securityholders in a segregated client account. The Expense Fund may be used at any time by the Securityholder Representative to fund any expenses incurred by it in the performance of its duties and obligations hereunder, under the Ancillary Agreements (if any) and the Letter Agreement by and between the Securityholder Representative, the Company and certain Selling Securityholders (the “Securityholder Representative Letter Agreement”) or otherwise in connection with the transactions contemplated hereby or thereby.

(d)           At the Effective Time, Buyer shall cause to be delivered to the Escrow Agent the Converted Award Escrow Amount.  The administration of the Converted Award Escrow Amount shall be governed by the terms of the Escrow Agreement.

Section 3.2                    Exchange of Certificates, etc.

(a)           Prior to the Closing Date, Buyer shall cause the Paying Agent to mail to each of Securityholder (other than an Optionholder), including the Selling Securityholders, a letter of transmittal in a form provided by the Paying Agent and reasonably satisfactory to the Company and Buyer (the “Letter of Transmittal”), which specifies that delivery shall be effected, and risk of loss and title to shares of the Acquired Stock or Capital Stock, as applicable, shall pass, only upon delivery of the Certificates representing such shares of Acquired Stock or Capital Stock, as applicable, to Buyer and instructions for use in effecting the surrender of a Certificate in exchange for the Transaction Consideration attributable to each share represented or formerly represented by such Certificate.  Upon surrender of a Certificate to Buyer and immediately after the Stock Sale Closing Time (in the case of the Acquired Stock) or the Effective Time (in the case of the Capital Stock) together with a Letter of Transmittal (or affidavit of loss in accordance with Section 3.2(c)), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to promptly receive (and in any event within two (2) Business Days after delivery of the Certificate(s) and completed Letter of Transmittal (or affidavit of loss in accordance with Section 3.2(c) in accordance with this provision) in exchange therefor pursuant to (i) Section 2.1(a)(i) (in the case of the Acquired Stock) and (ii) Section 2.7(b)(i) (in the case of the Capital Stock).  The Certificate (if applicable) so surrendered shall forthwith be canceled as of the Effective Time.  Buyer shall instruct the Paying Agent in accordance with the terms of the Paying Agent Agreement to make payment to a Securityholder by wire transfer at the Closing to the extent that such Securityholder complies with the delivery requirements in this Section 3.2(a) at least three (3) Business Days prior to the Closing Date.

(b)           If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Paying Agent with all documents required to evidence and effect such transfer, and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Company that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.2(b), each Certificate (other than Certificates representing Dissenting Shares or the Acquired Stock) shall at any time after the Effective Time represent solely the right to receive, upon such surrender the amounts contemplated by Section 2.7(b).  For the avoidance of doubt, all Transaction Consideration payable with respect to the Acquired Stock shall be paid to the Selling Securityholders and not to Buyer.  Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the rights to receive the portion of the Transaction Consideration payable in respect of the Capital Stock, pursuant to Section 2.7(b) (for the avoidance of doubt, not including the Acquired Stock), as applicable.

(c)           If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the portion of Aggregate Upfront Transaction Consideration attributable in respect of each share of Capital Stock formerly represented thereby by payment out of the Payment Fund.

(d)           The Surviving Company, the Escrow Agent, the Securityholder Representative and Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Laws.  Notwithstanding anything to the contrary in this Agreement, to the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made.

(e)           At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates are presented to the Surviving Company for transfer, such Certificates shall be canceled and exchanged for the Transaction Consideration as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(f)            To the extent permitted by applicable Law, none of Buyer, Merger Sub, the Company, the Surviving Company nor the Paying Agent shall be liable to any Person in respect of any portion of the Aggregate Upfront Transaction Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(g)           Not more than seven (7) nor less than three (3) Business Days prior to the Stock Sale Closing Time, the Company shall deliver to Buyer a true, correct and complete schedule setting forth (i) the allocation of the Aggregate Upfront Transaction Consideration among the Securityholders, (ii) a true and complete list of the record holders of the issued and outstanding Capital Stock as of immediately prior to the Stock Sale Closing Time, including, (A) the number of shares of Capital Stock owned at such time, (B) the certificate numbers and number of shares of Capital Stock represented by each such certificate and the date of issuance of each such certificate and (B) if reflected on the books and records of the Acquired Companies, the tax identification number of each such holder, (iii) a true and complete list of holders of Vested Company Options as of the Stock Sale Closing Time, including the exercise price of each Vested Company Option and the tax identification number of each such holder, (iv) the mailing address of each Securityholder as set forth on the books and records of the Company, (v) the Pro Rata Share and Transaction Percentage attributable to each Securityholder, (vi) such other information as may be reasonably required by the Paying Agent under the Paying Agent Agreement and (vii) such other information relating to the Securityholders and in the possession of the Acquired Companies as Buyer may reasonably request prior to the date that is ten (10) Business Days prior to the Stock Sale Closing Time in connection with the payments to be made to the Securityholders pursuant to this Agreement (the “Allocation Schedule”).  The Allocation Schedule shall be provided by the Company in an electronic format reasonably acceptable to Buyer.

Section 3.3                    Appraisal Rights.

(a)           Notwithstanding anything in this Agreement to the contrary, but only to the extent required by the DGCL, any shares of Capital Stock outstanding immediately prior to the Effective Time (other than Acquired Stock) held by any holder who has not voted in favor of the Merger and is otherwise entitled to demand, and who properly demands, to receive payment of the fair value for such shares of Capital Stock in accordance with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted pursuant to Section 2.7 into the right to receive Transaction Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair value of such Dissenting Shares.  If, after the Effective Time, such holder fails to perfect or loses its right to demand or receive such payment, such shares of Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Transaction Consideration, without interest thereon, pursuant to Section 2.7.

(b)           The Company (or, after Closing, the Securityholder Representative) shall give Buyer (i) prompt notice and a copy of any notice of any demand for payment or objection to the Merger by a holder of Capital Stock (other than Acquired Stock), of any request to withdraw a demand for payment and of any other notice or instrument delivered to it pursuant to Section 262 of the DGCL and (ii) the opportunity to participate at Buyer’s sole expense in all negotiations and proceedings with respect to such demands, objections and requests.  After Closing, the Securityholder Representative shall control all proceedings with respect to the foregoing; provided that except with the prior written consent of Buyer which consent shall not be unreasonably withheld, delayed or conditioned, the Company (or, after Closing, the Securityholder Representative) shall not make any payment with respect to any such demands, objections and requests and shall not settle (or offer to settle) any such demands, objections and requests or approve any withdrawal of the same.

Section 3.4                    Payments at Closing for Indebtedness of the Company.  At least two (2) Business Days prior to the Closing, the Company shall deliver to the Buyer a statement setting forth the Indebtedness to be repaid at Closing and, at the Closing, Buyer shall repay in full such Indebtedness by wire transfer of immediately available funds to the applicable lender set forth on such statement as provided in the Payoff Letter regarding such Indebtedness.

Section 3.5                    Payments at Closing for Transaction Expenses of the Company.  At least two (2) Business Days prior to the Closing, the Company shall deliver to the Buyer a statement setting forth the Company’s good faith estimate of the Transaction Expenses as of the end of the Closing Date (the “Estimated Transaction Expenses”).  Such statement shall indicate the Estimated Transaction Expenses to be paid by Buyer at Closing and at the Closing, (i) Buyer shall pay, or cause to be paid, such Estimated Transaction Expenses of the type described in clause (i)(B) of the definition of Transaction Expenses through the payroll of the Surviving Company and (ii) Buyer shall pay in full all of the other Estimated Transaction Expenses of the type described in clause (i) of the definition of Transaction Expenses by wire transfer of immediately available funds to the applicable Persons set forth on such statement.

Section 3.6                    Transaction Consideration Adjustment.

(a)           At least two (2) days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) an estimated unaudited consolidated balance sheet of the Acquired Companies as of the close of business on the last Business Day immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”), (ii) its good faith estimate of (A) Closing Working Capital (“Estimated Net Working Capital”) and (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (iii) the Company’s good faith calculation of the Estimated Adjustment Amount, together with any information that Buyer has reasonably requested to verify the amounts reflected in the Estimated Closing Statement.  The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP, using the same accounting practices, policies and methodologies used in the preparation of the Company’s audited balance sheet for the fiscal year ended December 31, 2013.  Buyer shall have the right to review the Estimated Closing Balance Sheet and object thereto, and the Company, on the one hand, and Buyer, on the other hand, shall cooperate in good faith to resolve any such objections prior to the Closing and update the Estimated Closing Balance Sheet accordingly; provided, that to the extent such objections are not resolved prior to Closing, the Estimated Closing Balance Sheet delivered by the Company in accordance with this Section 3.6(a) shall control.

(b)           On or before the date that is ninety (90) calendar days following the Closing Date, Buyer or its designee shall prepare, or cause to be prepared, and deliver to the Securityholder Representative a written statement (the “Buyer Closing Statement”) setting forth (i) an unaudited consolidated balance sheet of the Acquired Companies of the close of business on the last Business Day immediately preceding the Closing Date (the “Buyer Closing Balance Sheet”), (ii) a calculation of (A) Closing Working Capital (“Buyer Closing Net Working Capital”) and (B) the Closing Indebtedness (the “Buyer Closing Indebtedness”) and (iii) Buyer’s calculation of the Final Adjustment Amount, together with any information that the Securityholder Representative has reasonably requested to verify the amounts reflected in the Closing Statement.  The Buyer Closing Balance Sheet shall be prepared in accordance with GAAP, using the same accounting practices, policies and methodologies used in the preparation of the Company’s audited balance sheet for the fiscal year ended December 31, 2013.

(c)           From the delivery of the Buyer Closing Statement until the determination of Final Closing Net Working Capital and Final Closing Indebtedness in accordance with this Section 3.6(c), Buyer will provide, and cause the Acquired Companies to provide, the Securityholder Representative with reasonable access (during normal business hours and upon reasonable prior notice) to (i) the books, records, facilities and employees of the Acquired Companies, and (ii) the financial information, as of the Closing Date, of the Acquired Companies, in each case, to the extent reasonably necessary for the Securityholder Representative to evaluate the Buyer Closing Statement.  The Securityholder Representative may dispute the calculation of Buyer Closing Net Working Capital or Buyer Closing Indebtedness by notifying Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (a “Notice of Objection”), within thirty (30) calendar days after Securityholder Representative’s receipt of the Buyer Closing Statement.  To the extent not set forth in the Notice of Objection, the Securityholders shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Buyer Closing Statement.  In the event that the Securityholder Representative does not provide a Notice of Objection within such thirty (30) calendar day period, the Securityholders shall be deemed to have accepted the

Buyer Closing Statement delivered by Buyer and Buyer’s calculation of Buyer Closing Net Working Capital and Buyer Closing Indebtedness set forth therein, which shall then be final, binding and conclusive for all purposes hereunder.  In the event any Notice of Objection is timely provided, Buyer and the Securityholder Representative shall use their commercially reasonable efforts for a period of thirty (30) calendar days (or such longer period as they may agree in writing) to resolve any disagreements set forth in the Notice of Objection.  If Buyer and the Securityholder Representative are unable to resolve such items in dispute (the “Unresolved Items”) by the end of such period then, at any time thereafter, either the Securityholder Representative or Buyer may require that the Independent Accountants resolve the Unresolved Items.  For the avoidance of doubt, the Independent Accountants shall only resolve the Unresolved Items and not any disagreements that have been resolved by the parties.  Buyer and the Securityholder Representative shall instruct the Independent Accountants to determine as promptly as practicable, and in any event within thirty (30) calendar days of the date on which such dispute is referred to the Independent Accountants, based solely on the provisions of this Agreement and the written presentations by the Securityholder Representative and Buyer, and not on an independent review, whether and to what extent (if any) the calculations of Closing Net Working Capital and/or Closing Indebtedness require adjustment; provided, however, that in resolving any Unresolved Item, the Independent Accountants (A) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Securityholder Representative or less than the smallest value for such item claimed by either Buyer or the Securityholder Representative and (B) may not take oral testimony from the parties hereto or any other Person.  The fees and expenses of the Independent Accountants shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  The determination of the Independent Accountants shall be set forth in a written statement delivered to the Securityholder Representative and Buyer and shall be final, conclusive and binding on the parties.  The date on which Closing Net Working Capital and Closing Indebtedness is finally determined in accordance with this Section 3.6(c) is hereinafter referred to as the “Determination Date.”  The Closing Working Capital and Closing Indebtedness, each as finally determined in accordance with this Section 3.6(c), shall be referred to as the “Final Closing Net Working Capital” and “Final Closing Indebtedness,” respectively.

(d)           If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then within five (5) Business Days after the Determination Date, Buyer shall pay an amount in cash equal to the Final Adjustment Amount minus the Estimated Adjustment Amount (the “True-up Payment”) as follows: (i) Buyer shall deposit with the Escrow Agent as an addition to the Converted Escrow Award Fund an amount equal to (A) the True-Up Payment divided by (B) the Fully Diluted Shares minus the number of Ineligible Option Shares multiplied by (C) the number of Contingent Converted Shares and (ii) pay the remaining True-Up Payment to the Securityholders, pro rata in accordance with their respective Pro Rata Shares.

(e)           If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then within five (5) Business Days after the Determination Date, Buyer and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent to release to Buyer from the Escrow Fund an amount of cash equal to the Estimated Adjustment Amount minus the Final Adjustment Amount.

(f)                                   The parties agree and acknowledge that any payment pursuant to Section 3.6(d) or Section 3.6(e) above will be treated by the parties as an adjustment to the Transaction Consideration.

Section 3.7                                                            Distribution of Securityholder Representative Expense Fund.  The Securityholder Representative shall deposit with Paying Agent for further distribution to each Securityholder such Securityholder’s Transaction Percentage of the Expense Fund, as and to the extent such amounts, if any, are no longer required to be held by the Securityholder Representative for the performance of its duties hereunder, as determined by the Securityholder Representative in its sole discretion.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub as of the Effective Date that, except as set forth in the sections and subsections of Disclosure Schedules attached hereto (the “Disclosure Schedules”) (facts, documents, matters and other items disclosed in the Disclosure Schedules, once included therein and regardless of section references in such Disclosure Schedules, shall be deemed disclosed for purposes of any representation and warranty herein to the extent such disclosure, on its face, is responsive or applicable to such representation or warranty) as follows; provided, notwithstanding anything herein to the contrary, (x) Section 4.26 contains the sole and exclusive representations and warranties with respect to the Specified Litigation and the Portfolio Management System Patent and (y) except as expressly set forth in Section 4.26, (1) the Company makes no representation or warranty regarding the Specified Litigation or the Portfolio Management System Patent and (2) no representation or warranty herein shall be breached as a result of the Specified Litigation or the Portfolio Management System Patent:

Section 4.1                                                            Organization and Qualifications.

(a)                                 Each Acquired Company is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 Section 4.1(b) of the Disclosure Schedules contains a list of all Subsidiaries of the Company.  Except for the Subsidiaries set forth in Section 4.1(b) of the Disclosure Schedules, the Company does not own of record or beneficially, directly or indirectly, or have any right to acquire or have any involvement in negotiations to acquire, any securities of any other Person.  Except as set forth in Section 4.1(b) of the Disclosure Schedules, all of the outstanding equity securities of each Subsidiary (the “Subsidiary Interests”) are owned beneficially and of record by the Company, one of its other Subsidiaries, or any combination of the Company and/or one or more of its other Subsidiaries, in each case free and clear of any Encumbrances (other than restrictions on transfer under applicable securities Law and Permitted

Encumbrances).  The Subsidiary Interests (i) are validly issued and outstanding and fully paid and, for each Subsidiary that is a corporation, nonassessable and (ii) are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right or any similar provision under applicable Law or any Contract.

(c)                                  The Company has heretofore furnished to Buyer a true, complete and correct copy of the certificate of incorporation and bylaws (or other similar organizational documents), each as amended as of the Effective Date, of each of the Acquired Companies, each of which are in full force and effect.  No Acquired Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or other similar organizational documents).  True, complete and correct copies of the transfer books and minute books of the Acquired Companies have been furnished to Buyer prior to the Effective Date.

(d)                                 The Company has furnished to Buyer true, complete and correct copies of the minutes of all meetings (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of the stockholders of the Company, the Company Board (and any committees thereof) and the board of directors or comparable governing body of each Subsidiary of the Company (and any committees thereof).

Section 4.2                                                            Authorization; Power; Enforceability.

(a)                                 Each Acquired Company has the requisite corporate or limited liability company power and authority to own and hold its properties and to carry on its business as now conducted.  The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; provided that the Requisite Stockholder Consent (as defined below) is required for the Company to consummate the Merger.  The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board.  Subject to receipt of the Requisite Stockholder Consent, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or any Ancillary Agreement or to consummate the Transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                                 The Company Board has (i) determined that this Agreement, the Ancillary Agreements and the Transactions are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the stockholders approve and adopt this Agreement and the Transactions.  The affirmative votes of the holders of (A) a majority of the outstanding Capital Stock entitled to vote (voting together on an as-converted basis) and (B) the holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock and Series B-1 Preferred Stock (voting together as a single class, on an as-converted basis) are the only votes of the holders of any class or series of the Company’s Capital Stock necessary to approve and adopt this Agreement and the Transactions (the “Requisite Stockholder Consent”).

(c)                                  No “fair price”, “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under Laws applicable to the Acquired Companies is applicable to this Agreement, the Transactions or any of the other transactions contemplated by this Agreement.  The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Transactions and the other transactions contemplated hereby.

Section 4.3                                                            Authorized Capital Stock.

(a)                                 The authorized Capital Stock of the Company consists of (i) one hundred ten million (110,000,000) shares of Common Stock, and (ii) seventy-nine million, eight hundred twenty-eight thousand, two hundred thirteen (79,828,213) shares of preferred stock of the Company, forty-two million, three hundred forty-seven thousand, six hundred sixty (42,347,660) of which are designated as Series A Preferred Stock, thirty-six million, four hundred eighty thousand, five hundred fifty-three (36,480,553) of which are designated Series B-1 Preferred Stock and one million (1,000,000) of which are designated Series B-2 Preferred Stock.  As of the Effective Date, (A) twenty-one million, nine hundred thirty-three thousand, ninety eight (21,933,098) shares of Common Stock are validly issued and outstanding, fully paid and nonassessable, (B) thirty-five million, three hundred twenty-seven thousand, seven hundred eighty (35,327,780) shares of Series A Preferred Stock are validly issued and outstanding, fully paid and nonassessable, (C) thirty million, two hundred sixty-two thousand, nine hundred seventeen (30,262,917) shares of Series B-1 Preferred Stock are validly issued and outstanding, fully paid and nonassessable and (D) one million (1,000,000) shares of Series B-2 Preferred Stock are validly issued and outstanding, fully paid and nonassessable.

(b)                                 Section 4.3(b) of the Disclosure Schedules sets forth a list of (i) the holders of record of Capital Stock, including the class and number of shares of Capital Stock held by them, (ii) the holders of warrants to purchase Company Stock and (iii) the holders of Company Options.

(c)                                  Except as set forth in Section 4.3(c) of the Disclosure Schedule, (i) no Person owns of record any shares of Capital Stock, (ii) no subscription, warrant (including any Company Warrant), option, convertible or exchangeable security, call, “phantom” stock right, stock appreciation right, stock-based performance unit or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, (iii) there is no Contract pursuant to which the Company is or may become obligated to issue, deliver, transfer or sell, or pursuant to which any Person has a right to subscribe for or acquire from the Company, any shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights, equity interests or securities of the Company, or to distribute to holders of any of the Company’s equity securities any evidence of Indebtedness or asset and (iv) none of the Capital Stock is subject to, or was issued in violation of, any purchase option, call option, right of first refusal, preemptive right or any similar provision under applicable Law or Contract.

(d)                                 Except as provided for in the Company’s certificate of incorporation, as set forth in Section 4.3(d) and the rights of Buyer and Merger Sub under this Agreement, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein from any Person or to pay any dividend or make any other distribution in respect thereof.  Except for the Investor Agreements, no Acquired Company is party to (and there are no) voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any equity securities of any Acquired Company (whether or not an Acquired Company is a party thereto).  All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities Laws.

Section 4.4                                                            No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Section 4.4(a) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws (or other similar organizational documents) of any of the Acquired Companies;

(ii)                                  assuming that all Governmental Approvals set forth in Section 4.4(b) of the Disclosure Schedule and any consent, authorization, approval or wavier of any party (other than a Governmental Authority) to any Material Contract and as set forth on Section 4.4(a)(ii) of the Disclosure Schedules (collectively, the “Third Party Consents”) have been obtained or made, conflict with or violate any Law applicable to any of the Acquired Companies or by which any property or asset of any of the Acquired Companies is bound or affected in any material respect;

(iii)                               result in any material breach or material violation of, result in the termination or acceleration of, conflict with in any material respect or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, or require any consent of any Person pursuant to, any Material Contract; or

(iv)                              result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the material assets of an Acquired Company;

provided, however, that the representations in clauses (ii) and (iii) shall not apply to Advisory Contracts to the extent that receipt of consent from a party to such Contract is required under the Advisers Act in respect of the transactions contemplated by this Agreement, which consents shall be governed by Section 7.9(c).

(b)                                 No Acquired Company is required to file, seek or obtain any material notice, authorization, approval, Order, permit or consent of or with any Governmental Authority (collectively, “Governmental Approvals”), in connection with the execution, delivery and performance by any Acquired Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) the amendment of PII’s Form ADV or filing of a Form ADV-W and (iv) as described in Section 4.4(b) of the Disclosure Schedules.

Section 4.5                                                            Financial Statements; No Undisclosed Liabilities; Financial Controls.

(a)                                 Section 4.5 of the Disclosure Schedules contains (i) the consolidated balance sheet of the Acquired Companies as of December 31, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows of the Acquired Companies for the year ended December 31, 2011, each as audited by McGladry LLP, (ii) the consolidated balance sheet of the Acquired Companies as of December 31, 2012 and the related consolidated statements of income, stockholders’ equity and cash flows of the Acquired Companies for the year ended December 31, 2012, each as audited by McGladry LLP, (iii) the consolidated balance sheet of the Acquired Companies as of December 31, 2013 and the related consolidated statements of income, stockholders’ equity and cash flows of the Acquired Companies for the year ended December 31, 2013, each as audited by McGladry LLP (the “Balance Sheet”) and (iv) the unaudited consolidated balance sheet of the Acquired Companies as of March 31, 2014 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Acquired Companies for the three (3) months then-ended.  All such financial statements have been prepared in accordance with GAAP consistently applied (except that such unaudited financial statements do not contain all of the required footnotes and are subject to normal year-end adjustments, provided such adjustments are not, individually or in the aggregate, material) and present fairly and accurately, in all material respects, the financial condition of the Acquired Companies and the results of the operations of the Acquired Companies as of the date thereof and for the periods covered thereby.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)                                 The Acquired Companies do not have any liabilities (including trade payables and accrued expenses) that are of the type that would be set forth on the consolidated balance sheet of the Acquired Companies prepared in accordance with GAAP other than those (i) reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business and consistent with past practices since the date of the Balance Sheet (none of which constitutes Indebtedness or arose out of or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (iii) Excluded Trade Obligations incurred since the date of the Balance Sheet, or (iv) Transaction Expenses or Closing Indebtedness.

(c)                                  Except as set forth in Section 4.5 of the Disclosure Schedule, the Company implements policies, controls and practices to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization;

(ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, which involves management or other employees who have a significant role in respect of internal control over financial reporting, are disclosed to the appropriate member of management.  The Company has disclosed to Buyer any deficiency or weakness described in clause (iv) of this Section 4.5(c) that has been reported to the independent auditors or directors of the Company during the past five (5) years.

Section 4.6                                                            Events Subsequent to the Date of the Balance Sheet.  Except as set forth in Section 4.6 of the Disclosure Schedule, since the date of the Balance Sheet until the Effective Date:

(a)                                 there has been no change in the condition, assets or business of the Acquired Companies, except such changes that have not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 the Acquired Companies have conducted their respective businesses only in the ordinary course, consistent with past practices, and there has been no occurrence, change, event, effect, circumstance or development that has had, or would be reasonably likely to have, a Material Adverse Effect;

(c)                                  no Acquired Company has issued, sold or delivered, or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions rights to purchase or otherwise) any stock, bond or other debt or equity security or profits interests, other than issuances of awards pursuant to the Equity Incentive Plan or issuance of Capital Stock upon exercise of awards issued pursuant to the Equity Incentive Plan, or amended any of the terms thereof;

(d)                                 no Acquired Company has made any borrowing, incurred any Indebtedness or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the Indebtedness of any Person, or made any loans or advances, except for amounts borrowed under the Company’s existing revolving line of credit or in the ordinary course of business consistent with past practice;

(e)                                  the Company has not declared or made any payment or distribution to Securityholders or purchased or redeemed any share of Capital Stock or other equity security;

(f)                                   no Acquired Company has mortgaged, pledged, encumbered or subjected to Encumbrance any of its assets, tangible or intangible, other than Permitted Encumbrances;

(g)                                  no Acquired Company has sold, assigned, conveyed or otherwise transferred any of its tangible assets having a book value in excess of $100,000 or sold, assigned,

transferred or licensed any Intellectual Property, in each case, except licenses in the ordinary course of business;

(h)                                 no Acquired Company has amended, changed, or terminated, or suffered any amendment, change, or termination of, any Material Contract or waived, released or canceled any material debt owing to it or any claim against a third party or instituted, settled, or agreed to settle any Action;

(i)                                     no Acquired Company has paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any Action or claims of liability against an Acquired Company or any of their respective directors, officers, employees or agents;

(j)                                    no Acquired Company has suffered any material damage, material destruction or material Loss of its assets or properties (whether or not covered by insurance) or waived any right of substantial value whether or not in the ordinary course of business, other than routine trading errors of not more $175,000 (in the aggregate) occurring in the ordinary course of business;

(k)                                 no Acquired Company has amended or modified its respective certificate of incorporation, bylaws or equivalent organizational documents;

(l)                                     there has been no (i) reclassification, combination, split, subdivision or redemption, or purchase, directly or indirectly, of any of the Capital Stock, except for the repurchase of Capital Stock issued under the Equity Incentive Plan, or (ii) dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect thereof;

(m)                             no Acquired Company has acquired any Person or any material assets of any Person (whether by merger, consolidation, acquisition of securities or assets or otherwise), or entered into any joint venture, exclusive dealing, noncompetition or similar Contract;

(n)                                 no Acquired Company has made any capital improvements or purchases or other capital expenditures, or series of related capital improvements or purchases or other capital expenditures, or entered into any commitment for capital improvements or purchases or other capital expenditures or series of related capital improvements or purchases or other capital expenditures, involving more than $100,000 individually, or more than $250,000 in the aggregate;

(o)                                 no Acquired Company has made any change in its accounting systems, policies, principles, practices or methods, except as required by GAAP;

(p)                                 no Acquired Company has entered into any Contract or transaction that is required to be disclosed pursuant to Section 4.17;

(q)                                 no Acquired Company entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, share option, share appreciation right, restricted share, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement;

(r)                                    no Acquired Company made, changed or revoked any material Tax election or settled or compromised any federal, provincial, state, local or foreign Tax liability, surrendered any right to claim a Tax refund, entered into a Tax sharing agreement, obtained any Tax ruling, prepared any Tax Return in a manner that is not consistent with past practices, or filed any amended Tax Return or waived or extended the statute of limitations in respect of any such Taxes;

(s)                                   no Acquired Company has, except for the Transactions adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; and

(t)                                    no Acquired Company has authorized or entered into any commitment (contingent or otherwise) to do any of the foregoing.

Section 4.7                                                            Litigation; Compliance with Law; Permits.

(a)                                 Except as set forth in Section 4.7(a) of the Disclosure Schedule, there is no Action pending or, to the Company’s Knowledge, threatened against or affecting the Acquired Companies that would reasonably be expected to have a Material Adverse Effect or result in a liability or loss to the Acquired Companies of more than $250,000 individually or in the aggregate (after giving effect to any amounts reasonably expected to be recovered from insurance or other third parties).  Other than rules, regulations or Orders generally applicable to any Person providing investment advisory or investment management services issued by the U.S. Securities and Exchange Commission, the Department of Labor or any comparable state or foreign Governmental Authority with respect to guidelines on investment managers that have not arisen as a direct result of the operations of an Acquired Company or as set forth in Section 4.7(a) of the Disclosure Schedules, none of the Acquired Companies is, and none of the Acquired Companies has been in the last three (3) years, subject to any Order.  No Acquired Company is in default with respect to any Order known to or served upon any of the Acquired Companies.  There is no Action by any of the Acquired Companies pending against others.  None of the Acquired Companies has entered into any Contract to settle or compromise any Action (including any pending or threatened Action) that involves any obligation other than the payment of money and under which an Acquired Company has any continuing obligations (other than confidentiality).

(b)                                 The Acquired Companies are in compliance in all material respects with all Laws applicable to it (including any registration required under the Advisers Act).  Since January 1, 2012, no Acquired Company has received any written notice, order, inquiry, investigation, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance in all material respects with any Law applicable to it.

(c)                                  Section 4.7(c) of the Disclosure Schedules sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Acquired Companies to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”).  Each Acquired Company holds, and is in compliance in all material respects with, all such Permits and all such Permits are in full force and effect.

Section 4.8                                                            Proprietary Information of Third Parties.  None of the Acquired Companies has received any written notice from a third party claiming that any person employed, or otherwise engaged as a consultant, by the Acquired Companies has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.  To the Company’s Knowledge, no person employed, or otherwise engaged as a consultant, by the Acquired Companies has employed any trade secret or any information or documentation proprietary to any former employer in a manner which violates the rights of any such former employer, and to the Company’s Knowledge, no person employed, or otherwise engaged as a consultant, by the Acquired Companies have violated any binding confidentiality obligations which such person may have had with any third party, in each case in connection with the development, manufacture or sale of any product or the development or sale of any service of the Company.

Section 4.9                                                            Intellectual Property.

(a)                                 Section 4.9(a) of the Disclosure Schedules contains a true and complete list of the following categories of Intellectual Property owned by the Acquired Companies: (i) all issued patents and patent applications; (ii) all registered and applied for trademarks/service marks; (iii) all domain names; (iv) all registered and applied for copyrights (and applications for such that are in the process of being prepared); and (v) all software applications or platforms that are material to the delivery of products and services offered by the Acquired Companies (collectively, the “Owned Intellectual Property”). Section 4.9(a) of the Disclosure Schedules specifies as to all such Intellectual Property the nature of the Intellectual Property and, if registered or applied for, the applicable jurisdiction(s) in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, the applicable registration numbers (or application numbers), the applicable dates issued (or dates filed) and the registered owners or applicants thereof.  Except as set forth in Section 4.9(a) of the Disclosure Schedule, all of the Owned Intellectual Property is free and clear of all Encumbrances (other than Permitted Encumbrances) and is in good standing, and all material registration, maintenance, renewal and annuity fees and Taxes have been paid, and all material documents have been filed in connection with the Company’s registered Intellectual Property or pending applications therefor.

(b)                                 Except as set forth in Section 4.9(b) of the Disclosure Schedule, (i) there is no Action pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies that would interfere with such Acquired Company’s right to use the Intellectual

Property being used in the respective Acquired Companies’ business as now operated, (ii) the conduct of each of the Acquired Companies’ business as now operated does not conflict with any Intellectual Property (other than patents) of any other Person, and (iii) to the Company’s Knowledge, the conduct of each of the Acquired Companies’ business as now operated does not conflict with any patents of any other Person.

(c)                                  Except as set forth in Section 4.9(c) of the Disclosure Schedule, (i) no Action is pending or, to the Company’s Knowledge, threatened to the effect that any Acquired Company’s rights to the Intellectual Property is invalid or unenforceable by such Acquired Company and (ii) to the Company’s Knowledge, no patents owned or used by the Company are invalid.  All registered trademarks and issued patents identified in Section 4.9(c) of the Disclosure Schedule are in full force and effect and currently in good standing and have not been canceled, expired or abandoned.  The Acquired Companies exclusively own, license, or otherwise have a valid right to use the Intellectual Property used in the business free and clear of any Encumbrances.

(d)                                 Except as set forth in Section 4.9(d) of the Disclosure Schedule, no Acquired Company has any obligation to compensate any Person for the use of any patents or rights, and no Acquired Company has granted any Person any license or other rights to use in any manner any of the patents or rights of the Company, whether requiring the payment of royalties or not, in each case other than in the ordinary course of business.  No Acquired Company has entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, trade name, service mark or copyright, other than in the ordinary course of business.

(e)                                  Except as set forth in Section 4.9(e) of the Disclosure Schedule, each current and former employee of the Acquired Companies who has contributed to or participated in the creation or development of any Intellectual Property owned or purported to be owned by the Acquired Companies has executed a Proprietary Information and Inventions Agreement on substantially the applicable Acquired Company’s standard form.  No past, present or future royalties or other fees are or will be payable to any current or former employee, officer, director, shareholder, agent, consultant or independent contractor with respect to any Intellectual Property used in the business of the Acquired Companies.

(f)                                   The Acquired Companies have taken all reasonable steps to protect and preserve their rights in all material confidential information and all trade secrets that comprise any part of the Intellectual Property owned by or licensed to the Acquired Companies and to protect and preserve all confidential information or trade secrets provided by any third party to the Acquired Companies that the Acquired Companies are obligated to keep confidential, including by maintaining commercially reasonable security programs and privacy policies.  All trade secrets developed by and belonging to the Acquired Companies that are material to the business of the Acquired Companies have been kept confidential.  The Acquired Companies have the right to use, free and clear of claims or rights of others, all trade secrets, customer lists, processes, owned computer software, patents (to the Company’s Knowledge), copyrights and trademarks required for the business of the Acquired Companies as they now exist or the Acquired Companies believe that they can obtain any such rights as necessary for the conduct of its business as planned to be conducted without having a Material Adverse Effect.  Except as set forth in Section 4.9(f) of the Disclosure Schedule, no other Person has any right, title or interest, ownership, license or otherwise, in and to any Intellectual Property generated, developed, or created in any manner by any employee of the Acquired Companies while employed by the Acquired Companies.  Except as set forth in Section 4.9(f) of the Disclosure Schedule, each current and former consultant of the Acquired Companies who provided services to the Acquired Companies relating to the Intellectual Property has executed an agreement containing customary proprietary information and invention assignments in favor of the Acquired Companies.

(g)                                  Except as set forth in Section 4.9(g) of the Disclosure Schedule, the Intellectual Property owned by the Acquired Companies does not directly or indirectly include any Publicly Available Software and the Company has not used Publicly Available Software, in whole or in part, in the development of any part of such Intellectual Property, in any such case in a manner that would subject such Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software.  “Publicly Available Software” means any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.  Publicly Available Software includes software licensed or distributed under any of the following licenses: (A) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, and (E) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

(h)                                 Section 4.9(h) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts, indicating for each the title and the parties thereto, (i) granting to any Acquired Company any material right under or with respect to any Intellectual Property owned by a third party that is material to the operation of the businesses of the Acquired Companies as such business is currently conducted, other than rights to Intellectual Property owned by a third party that is commercially available and used generally in the Acquired Companies’ operations and that are licensed for a license fee of no more than $15,000 per license pursuant to a license agreement; and (ii) all licenses, sublicenses, consents or other Contracts pursuant to which the Company has licensed to any third party any Intellectual Property, other than agreements entered into in the ordinary course of operation.

(i)                                     To the Company’s Knowledge, no source code of any computer software owned by the Acquired Companies has been disclosed to another Person other than an escrow agent pursuant to the terms of a source code escrow agreement in customary form or to an employee or independent contractor of the Acquired Companies subject to non-disclosure obligations.  Except as set forth in Section 4.9(i) of the Disclosure Schedules, each Acquired Company has taken commercially reasonable steps to ensure that all software used by such Acquired Company is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that is intended to be used to, access, modify, delete, damage or disable any of internal computer systems (including hardware, software, databases and embedded control systems) of such Acquired Company.  Each Acquired Company has taken reasonable steps to safeguard such systems and restrict unauthorized access thereto.

(j)                                    Except in compliance with an established corporate policy, none of the Acquired Companies have collected or used any Personally Identifiable Information from any third parties, and in connection with any collection or use of Personally Identifiable Information each of the Acquired Companies, has complied in all material respects with all applicable domestic Laws and has complied in all material respects with all foreign Laws and its publicly available privacy policy (if any) relating to the collection, storage, use and onward transfer of all Personally Identifiable Information collected by such Acquired Company.  “Personally Identifiable Information” means data used or intended to be used to identify, contact, or precisely locate a person, such as, name, address, telephone numbers, financial account number and/or account information, email address, or government-issued identifier.

Section 4.10                                                     Title to Properties.  The Acquired Companies have good and valid title to or a valid leasehold interest in their respective properties, rights and assets (a) used, or held for use, by an Acquired Company in connection with the conduct of its business or (b) reflected on the Balance Sheet or acquired by them since the date of the Balance Sheet (other than properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet), and all such properties, rights and assets are free and clear of Encumbrances, except for (i) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) inchoate, mechanics’, workmen’s, repairmen’s, warehousemen’s, materialmen’s and carriers’ liens or other similar liens arising in the ordinary course of business of the Acquired Companies consistent with past practice, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Encumbrances incurred in the ordinary course of business, consistent with past practice and other imperfections of title, in each case, that are not reasonably likely to adversely interfere in a material way with the business operations of the Acquired Companies or their use of such assets or properties (as such assets or properties are currently used by the Acquired Companies), (iv) non-exclusive licenses of Intellectual Property and (v) any Encumbrances set forth in Section 4.10 of the Disclosure Schedules (collectively, “Permitted Encumbrances”).  There are no condemnation, environmental, zoning or other land use regulation Actions pending that would materially adversely affect the use or operation of the Acquired Companies’ properties and assets for their respective intended uses and purposes, or the value of such properties, and no Acquired Company received written notice of any special assessment proceedings which would affect such properties and assets.  All tangible assets owned or leased by the Acquired Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations.

This Section 4.10 does not relate to real property or interests in real property, such items being the subject of Section 4.11, or to Intellectual Property, such items being the subject of Section 4.9.

Section 4.11                                                     Leasehold Interests.

(a)                                 None of the Acquired Companies have any Owned Real Property.  Section 4.11 of the Disclosure Schedules sets forth a true, correct and complete list of all Leased Real

Property.  The Leased Real Property constitutes all of the real property interests held by the Acquired Companies.  Each Acquired Company has valid and binding leasehold title to all Leased Real Property purported to be leased by such Acquired Company, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.  No parcel of Leased Real Property is subject to any Order to modify the zoning classification, to classify as a landmark, to impose special assessments , to restrict in any way the right to use, develop or alter, or to be sold or  is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such zoning modification, classification, restriction, condemnation, expropriation or taking been proposed.  No parcel of Leased Real Property is subject to any Encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation that might interfere with or impair the present and continued use thereof in the usual and normal conduct of the business and operations of the Acquired Companies.

(b)                                 The Leased Real Property and the structures on the Leased Real Property used by the Acquired Companies are adequately maintained and are in good operating condition and repair, ordinary wear and tear excepted, for the requirements of the business of the Acquired Companies as currently conducted.  Each separate parcel included in the Leased Real Property has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by Laws applicable to or binding on the applicable Acquired Company or any of its assets or properties.

(c)                                  All leases covering the Leased Real Property and all amendments and modifications thereto (the “Real Property Leases”) are in full force and effect and are the legal, valid and binding obligations of the applicable Acquired Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Except as set forth in Section 4.11(c) of the Disclosure Schedules, there exists no material default under any Real Property Lease by any Acquired Company or, to the Company’s Knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by an Acquired Company or, to the Company’s Knowledge, any other party thereto.  All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the Effective Date and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing Date shall have been paid prior to the Closing Date.  Except as set forth in Section 4.11(c) of the Disclosure Schedules, none of the Real Property Leases expire or terminate by their terms prior to the first (1st) anniversary of the Effective Date.  The Company has delivered to Buyer true, correct and complete copies of all Real Property Leases, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession or control relating to any of the Leased Real Property.

Section 4.12                                                     Insurance.

(a)                                 Section 4.12(a) of the Disclosure Schedules sets forth a list, as of the Effective Date, of all material insurance policies maintained by the Company and/or its Subsidiaries

(collectively, the “Insurance Policies”) and the Company has heretofore furnished to Buyer true, correct and complete copies of all Insurance Policies.  Such Insurance Policies are valid, in full force and effect and enforceable, and all premiums due on such Insurance Policies have been paid.  To the Knowledge of the Company, no notice of cancellation, termination or reduction of coverage has been received by an Acquired Company with respect to any Insurance Policy.  Except as set forth in Section 4.12(a) of the Disclosure Schedules, none of the Acquired Companies has been refused any insurance with respect to its assets or operations, and none of the Acquired Companies’ coverage has been limited by any insurance carrier to which any of them has applied for any such insurance or with which any of them has carried insurance.

(b)                                 The Company has furnished to Buyer a true, correct and complete list of all claims which have been made by the Company since January 1, 2012, under any workers’ compensation, general liability, property or other insurance policy applicable to the Company or any of its assets or its business.  Except as set forth on such list, there are no pending or threatened claims under any insurance policy.

Section 4.13                                                     Taxes.  Except as set forth in Section 4.13 of the Disclosure Schedules:

(a)                                 The Acquired Companies have duly and timely filed or caused to be filed (including all applicable extensions) or will duly and timely file or cause to be filed prior to the Closing Date all Tax Returns required to be filed on or prior to the Closing Date and the information provided on such Tax Returns is complete and accurate in all material respects.

(b)                                 The Acquired Companies have paid all material Taxes that are due and payable by the Acquired Companies.

(c)                                  Each of the Acquired Companies has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), and has timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(d)                                 No Taxing Authority is asserting as of the Effective Date by written notice to the Acquired Companies or, to the Company’s Knowledge, threatening in writing to assert against the Acquired Companies, any deficiency or claim for any amount of additional Taxes.

(e)                                  No Proceedings are currently proposed, threatened or pending with regard to any Taxes or Tax Returns of the Acquired Companies.  No notice of any audit or other administrative or court Proceeding and no notice of deficiency or proposed Tax adjustment has been received in writing by an Acquired Company with respect to the income, assets, operations or business of such Acquired Company.

(f)                                   No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Encumbrances on any assets of any Acquired Company with respect to Taxes, other than statutory liens for Taxes not yet due and payable that have been fully accrued on the books of the Acquired Companies.

(g)                                  No Acquired Company is liable for Taxes of any other Person (other than members of any combined, consolidated or unitary group the parent of which is the Company) under Treasury Regulations Section 1.1502-6, as a transferee or successor.

(h)                                 No Acquired Company is a party to or bound by any Tax allocation, indemnification, sharing or similar arrangement or agreement (other than pursuant the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) pursuant to which an Acquired Company would have an obligation to make any payments after the Closing Date, nor does an Acquired Company owe any amount under any such agreement.

(i)                                     No Acquired Company will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made or pre-paid amount received on or prior to the Closing Date; (iv) intercompany transaction entered into prior to the Closing Date or excess loss account existing as of the Closing Date; or (v) election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.

(j)                                    The Acquired Companies have not engaged in a “listed transaction” as defined in Treasury Regulations section 1.6011-4(b).

(k)                                 The Acquired Companies are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order entered into between an Acquired Company and any Governmental Authority which is currently in force or in effect.

(l)                                     No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, within the past five (5) years in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(m)                             The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n)                                 The Company engaged an independent accounting firm that prepared the income Tax Returns of the Acquired Companies for the 2013 taxable year.

(o)                                 The net operating losses of the Acquired Companies as set forth on the Balance Sheet were calculated by the Company in good faith using reasonable assumptions; provided that the foregoing is not a guarantee of the amount or usability of the net operating losses of the Acquired Companies.

The representations and warranties set forth in Section 4.6(r), Section 4.9(a), Section 4.10, Section 4.18(b), Section 4.20 and this Section 4.13 shall constitute the only representations and warranties by the Acquired Companies with respect to Taxes.  Except as expressly set forth in Section 4.13(o), no Acquired Company makes any representation or warranty with respect to the amount, validity or usability of any net operating losses or other Tax attributes of the Acquired Companies.

Section 4.14                                                     Other Agreements.

(a)                                 Except as set forth in Section 4.14(a) of the Disclosure Schedule, no Acquired Company is party to or otherwise bound by:

(i)                                     any Contract with a distributor, dealer, manufacturer’s representative, sales representative, sales agency, advertising agency or other Person engaged in sales, distribution or promotional activities on behalf of an Acquired Company (other than an employee of an Acquired Company or any Manager or Sponsor), that (A) is not terminable on less than sixty (60) days’ notice without cost or other liability to the Company (except for Contracts which, in the aggregate, are not material to the business of the Company) and (B) involves payments in excess of $100,000 in any year;

(ii)                                  Contracts with Significant Customers, Significant Managers and Significant Suppliers;

(iii)                               any collective bargaining agreement or any other Contract with any labor union;

(iv)                              Contract with any supplier containing any provision permitting any party other than the applicable Acquired Company to renegotiate the price or other terms, containing any payback or similar provisions, or containing any provisions that accelerate, increase or require return of payments (excluding any reimbursements to Managers in the ordinary course of business and consistent with past practices and the accrual of interest on unpaid amounts), in each case, upon the occurrence of a failure by such Acquired Company to meet its obligations under the Contract when due or the occurrence of any other events;

(v)                                 Contract for the future purchase of fixed price assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

(vi)                              Contract for the employment of any officer or employee that is not terminable on notice without cost or other liability to the Company, except normal severance arrangements and accrued vacation pay;

(vii)                           voting trust or agreement, stockholders’ agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company other than the Investor Agreements;

(viii)                        Contract under which the Company has advanced or agreed to advance money or make loans (other than advancement of expenses to employees in the ordinary course of business);

(ix)                              Contract to issue, sell or otherwise distribute or to repurchase or otherwise redeem, acquire or retire any share of Capital Stock or any of its other equity securities, other than this Agreement;

(x)                                 any Contract under which an Acquired Company has granted any person any registration rights, other than those set forth in the Investor Agreements;

(xi)                              any Contract that limits, or purports to limit, the ability of such Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of such Acquired Company to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status;

(xii)                           bonus, pension, profit sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, agreement or understanding pursuant to which benefits are provided to any employee of the Acquired Companies (other than group insurance plans which are not self-insured and are applicable to employees generally);

(xiii)                        any Contract relating to or evidencing Indebtedness (other than Excluded Trade Obligations) or to the mortgaging or pledging of, or otherwise placing an Encumbrance (other than a Permitted Encumbrance) lien or security interest on, any asset of the Acquired Companies;

(xiv)                       any joint venture or partnership agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by any Acquired Company with any other Person (other than another Acquired Company);

(xv)                          any Contract for the purchase by any Acquired Company of any debt or equity security or other ownership interest of any Person, or for the issuance or sale of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any Acquired Company;

(xvi)                       any Contract for the assignment or license of Owned Intellectual Property, or providing for indemnification with respect to Intellectual Property, in each case, other than pursuant to licenses entered into by an Acquired Company in the ordinary course of business;

(xvii)                    any Contract with any Governmental Authority;

(xviii)                 Contract that requires the payment of royalties, commissions, finders’ fees or similar payments;

(xix)                       any power of attorney or other Contract pursuant to which any Person is granted the authority to act on behalf of an Acquired Company or an Acquired Company is granted the authority to act for or on behalf of any Person, excluding powers of attorney granted in the ordinary course of business pursuant to Advisory Contracts;

(xx)                          other than any Advisory Contract, any Contract pursuant to which a third party agrees to perform services for the Company that are required to be performed by the Company under any other Contract (other than services that the Company reasonably believes it can obtain from another third party on commercially reasonable terms);

(xxi)                       any Contract or group of related Contracts with the same party (including any of such party’s Affiliates) involving more than $100,000 in any year and not terminable by such Acquired Company without penalty upon notice of sixty (60) days or less, other than any Contract or group of Contracts with a customer, Manager, Sponsor or supplier entered into in the ordinary course of business;

(xxii)                    any material Contract not otherwise required to be listed on Section 4.14(a) of the Disclosure Schedules that (A) was not made in the ordinary course of business and (B) is to be performed in whole or in part after the Effective Date (excluding ongoing confidentiality obligations); or

(xxiii)                 other Contract that would be required to be filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form S-1 if such Acquired Company were registering securities under the Securities Act of 1933.

(b)                                 Each of the contracts set forth in Section 4.14(a) of the Disclosure Schedules (the “Material Contracts”) is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at Law or in equity).  The Company has furnished to Buyer true and complete copies of all written Material Contracts and a written description of any oral Material Contract.  The applicable Acquired Company, and to the Company’s Knowledge, each other party to a Material Contract have in all material respects performed all the obligations required to be performed by them as of the Effective Date (or each non-performing party has received a valid waiver with respect to its non-performance).  As of the Effective Date, there exists no material default under any Material Contract by any Acquired Company or, to the Company’s Knowledge, any other party thereto, nor any event which, with or without notice or lapse of time or both, would constitute a material default thereunder by an Acquired Company or, to the Company’s Knowledge, any other party thereto.  As of the Effective Date, no Acquired Company has received any written notice of any default or breach under any Material Contract.

Section 4.15                                                     Significant Customers, Suppliers and Managers.  Section 4.15 attached hereto sets forth (a) a list of the Acquired Companies’ top ten (10) clients (on a consolidated basis) with respect to both (i) assets under management and (ii) revenue (each a “Significant Customer”), (b) a list of the Acquired Companies’ top ten (10) suppliers who are not

Managers (on a consolidated basis) by aggregate cost of purchases from such suppliers (each a “Significant Supplier”) and (c) a list of the top ten (10) Managers by assets under management (each, a “Significant Manager”), in each case for the fiscal year ended December 31, 2013.  As of the Effective Date, the Acquired Companies have not received any written notice, and to the Company’s Knowledge, have not otherwise received information, from any Significant Customer to the effect that such Significant Customer will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, buying products or services from the Acquired Companies (whether as a result of the consummation of the Transactions or otherwise).  The Acquired Companies have not received any written notice, and to the Company’s Knowledge have not otherwise received information, from any Significant Supplier or Significant Manager to the effect that such Significant Supplier or Significant Manager will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Acquired Companies (whether as a result of the consummation of the Transactions or otherwise).

Section 4.16                                                     Brokers.  Except as set forth in Section 4.16 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, any Ancillary Agreement, or the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquired Companies, and neither Buyer nor any Affiliate of Buyer (including the Company after the Closing) has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by the Company in connection with any of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.17                                                     Transactions With Affiliates.  Except as set forth in Section 4.17 of the Disclosure Schedule, to the Company’s Knowledge and other than interests in public companies of less than one percent (1%) and securities held in clients’ accounts, no Related Party of the Acquired Companies: (i) owns, directly or indirectly, any equity or other financial or voting interest in any material supplier, licensor, lessor, distributor, independent contractor or customer of the Acquired Companies; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that an Acquired Company uses in its business; or (iii) has any financial interest in any transaction with an Acquired Company or involving any assets or property of an Acquired Company, other than transactions in connection with a Related Party’s employment with the Acquired Companies.

Section 4.18                                                     Employees.

(a)                                 Section 4.18(a) of the Disclosure Schedules contains a complete and accurate list of all employees as of the Effective Date, setting forth for each employee his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly or commission basis and the actual annual base salary or rates of compensation, bonus potential, date of hire, business location, status (i.e., active or inactive).  Section 4.18(a) of the Disclosure Schedules also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through the Company’s payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business and fee or compensation arrangements.  Other than as set forth in Section 4.18(a) of the Disclosure Schedule, the Acquired Companies do not have any other current officer, employee or consultant who has access to confidential information.  No officer or employee of the Acquired Companies has advised any of the Acquired Companies (orally or in writing) that he intends to terminate employment with the Company.

(b)                                 The Acquired Companies have complied in all material respects with all applicable Laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other Taxes.

(c)                                  No Acquired Company is a party to any labor or collective bargaining Contract that pertains to employees of the Acquired Companies.  There is no, and since January 1, 2012 there has not been, any labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the business of the Acquired Companies.

(d)                                 No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to any Acquired Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(e)                                  No Acquired Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Since January 1, 2012, no Acquired Company has received any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to such Acquired Company and, to the Knowledge of the Company, no such investigation is in progress.

Section 4.19                                                     Environmental Laws.  The Company has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of its business or otherwise.  The Acquired Companies, the operation of its business and, to the Company’s Knowledge, any real property that the Acquired Companies owns or leases (the “Premises”) are in compliance, in all material respects, with all applicable Environmental Laws and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances.  The Acquired Companies have not received any written citation, directive, letter or other communication, or any written notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and the Acquired Companies are not aware of any basis therefor.  The Acquired Companies have obtained and are maintaining in full force and effect all necessary permits, licenses and approvals required by all

Environmental Laws applicable to the Premises and the business operations conducted thereon, and is in compliance, in all material respects, with all such permits, licenses and approvals.  The Acquired Companies have not caused or allowed a release, or a threat of release, of any Hazardous Substance into the Premises, and, to the Company’s Knowledge, the Premises have not ever been subject to a release, or a threat of release, of any Hazardous Substance.

Section 4.20                                                     Employee Benefit Programs.

(a)                                 Section 4.20(a) of the Disclosure Schedules sets forth a true, complete and correct list of every Employee Plan that is maintained by the Acquired Companies or with respect to which the Company or any of its Subsidiaries have or may have any liability (the “Company Employee Plans”).

(b)                                 Each Company Employee Plan is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(c)                                  None of the Company Employee Plans covers any employee or former employee or other service provider of the Company who is subject to the Laws in any country or jurisdiction other than the United States or a political subdivision thereof such that the Company Employee Plan or an Acquired Company or ERISA Affiliate is required to comply with the Laws of any country other than Laws of the United States or a political subdivision thereof.

(d)                                 Each Company Employee Plan (including any Company Employee Plan scheduled as an exception to Section 4.20(b) or Section 4.20(c)) complies in form with all requirements of applicable Law and has been maintained in compliance, in each case, in all material respects, with its terms and with the requirements prescribed by applicable Law(including, in the case of any Company Employee Plan which is an employee pension benefit plan, the requirements of Sections 401(a) and 501(a) of the Code) and, no written notice has been issued to the Company by any governmental authority questioning or challenging such compliance.

(e)                                  Copies of the following documents, with respect to each Company Employee Plan, where applicable, have been furnished to Buyer: (i) all documents embodying or governing such Company Employee Plan and any funding medium for the Company Employee Plan and any material contracts relating to the Company Employee Plans; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all material non-routine correspondence to and from any state or federal agency.

(f)                                   Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination, and to the Company’s Knowledge, no event has occurred which will or would reasonably be expected to give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code.  No material litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan, and, to the Knowledge of the Company, no facts exist which would reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits).

(g)                                  No Company Employee Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) with respect to which the Company could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.  Neither the Company nor any ERISA Affiliate maintains, contributes to, or has or would reasonably be expected to have any liability with respect to, any Company Employee Plan that is subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or that is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.  None of the Company Employee Plan provides health care or any other non-pension benefits to any employees of the Company or any of its Subsidiaries after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or similar state law).  None of the Company Employee Plans is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of section 3(40) of ERISA).

(h)                                 Each Company Employee Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i)                                     Except as set forth in Section 4.20(i) of the Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby would (either alone or in conjunction with any other event): (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Acquired Companies; or (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) that would not be deductible by the Company (without giving effect to any agreements or arrangements entered into between Buyer or any of its Affiliate and any “disqualified individual” (within the meaning of Section 280G of the Code) of any Acquired Company after the Effective Date and not disclosed to the Company prior to the Effective Date).

(j)                                    There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan that would reasonably be expected to result in a material liability to any Acquired Company, and none of the Acquired Companies has engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or would otherwise reasonably be expected to incur any liability for any such non-exempt prohibited transaction.

(k)                                 No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

(l)                                     None of the assets of any Company Employee Plan are invested in employer securities or employer real property.

(m)                             To the extent applicable, adequate accruals for all obligations under the Company Employee Plans are reflected in the financial statements of the Acquired Companies (as applicable) and, to the extent applicable, such obligations include a pro rata amount of the contributions and PBGC premiums which would otherwise have been made in accordance with past practices and applicable law for the plan years that include the Closing Date.

(n)                                 There have been no acts or omissions by any of the Acquired Companies that would impair the ability of the Acquired Companies (or any successor thereto) to unilaterally amend or terminate any Company Employee Plan consistent with the terms of such Company Employee Plan.

Section 4.21                                                     Foreign Corrupt Practices Act.  None of the Acquired Companies nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person associated with or acting on behalf of any Acquired Company has taken any action that would cause any Acquired Company to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder (the “FCPA”).  To the Company’s Knowledge, there is not now, and since January 1, 2012 there has not been, any employment by any Acquired Company of, or beneficial ownership in any Acquired Company by, any governmental or political official in any country in the world.  The Acquired Companies have conducted their businesses in compliance, in all material respects, with the FCPA.

Section 4.22                                                     Capital Improvements.  Section 4.22 of the Disclosure Schedule describes all the capital improvements or purchases or other capital expenditures which the Acquired Companies have committed to or contracted for and which have not been completed prior to the Effective Date and the cost and expense reasonably estimated to complete such work and purchases.

Section 4.23                                                     Bank Accounts; Powers of Attorney.  Section 4.23 of the Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Acquired Companies and (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes (by power of attorney, a comparable delegation of authority or otherwise).

Section 4.24                                                     Registration.  Placemark Investments, Inc. (“PII”) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Advisers Act”).  PII is duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of PII requires such registration, licensing or qualification, and PII is in good standing under the rules and regulations thereof.  PII is not (taking into account any applicable exemption) ineligible pursuant to applicable laws to act as an investment adviser under the Advisers Act, and no employee of the Company or other Person “associated” (as defined under the Advisers Act) with PII (x) who has performed any functions of an investment adviser representative or (y) is associated with an investment adviser is (taking into account any applicable exemption) ineligible under applicable laws to serve as an investment adviser representative or a person associated with an investment adviser. There is no proceeding or investigation pending and served on PII or, to the Knowledge of the Company, pending and not so served or threatened by any Governmental Authority, that would be reasonably expected to result in (i) the ineligibility under such Laws of PII to act as an investment adviser or (ii) the ineligibility under such applicable Laws of such investment adviser representative or a person associated with PII to serve as an investment adviser representative or a person associated with an investment adviser.

Section 4.25                                                     Reports.  The Acquired Companies have filed all material reports, registrations and statements, together with any material amendments required to be made with respect thereto, that each was required to file since January 1, 2011 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith.  The Acquired Companies have filed all such reports, registrations and statements in compliance, in all material respects, with applicable regulatory requirements, and none of the Acquired Companies willfully made any untrue statement of a material fact in any registration application or report filed with the U.S. Security and Exchange Commission, including each Form ADV filed by or on behalf of PII, or willfully omitted to state in any such application or report any material fact which is required to be stated therein.  The Company has furnished to Buyer true, correct and complete copies of PII’s most recent Form ADV, as amended through the Effective Date, and all of its other foreign and domestic registration forms, likewise as amended as of the Effective Date.  The information contained in such forms was true and complete in all material respects at the time of filing and PII has made all amendments to such forms as it is required to make under the Advisers Act.

Section 4.26                                                     Specified Litigation; Portfolio Management System Patent.

(a)                                 None of the Acquired Companies has (i) entered into any Contract, or has otherwise agreed to enter into any Contract, that assigns, transfers, conveys, sells or delegates, or purports to do any of the foregoing, to any Person any cause of action, chose in action or part thereof arising out of or in any way related to the Specified Litigation, including the right to litigate the Specified Litigation on behalf of any of the Acquired Companies (other than Proskauer Rose LLP and Sayles | Werbner, P.C., each of which has served as legal counsel to the Company) or (ii) taken any action that would preclude Buyer from terminating the Specified Litigation following the consummation of the transactions contemplated hereby.  The Company has delivered a true, correct and complete copy of its engagement letter with Proskauer Rose LLP and Sayles | Werbner, P.C. in respect of the Specified Litigation, and none of the Acquired Companies has any other Contract with either of Proskauer Rose LLP and Sayles | Werbner, P.C. other than such engagement letters.

(b)                                 Other than any claim or other interest asserted by Buyer or any of its Affiliates (including cross-claims in the Specified Litigation), (i) the Portfolio Management System Patent is exclusively owned by an Acquired Company free and clear of all Encumbrances (other than Permitted Encumbrances) and is in good standing, (ii) there is no Action pending or, to the Company’s Knowledge, threatened (A) against any of the Acquired Companies that would interfere with the Acquired Companies right to use the Portfolio Management System Patent or (B) to the effect that any Acquired Company’s rights to the Portfolio Management System Patent is invalid or unenforceable by such Acquired Company, (iii) the Portfolio Management System Patent is in full force and effect and currently in good standing and has not been canceled, expired or abandoned and (iv) no Acquired Company has any obligation to compensate any Person for the use of the Portfolio Management System Patent, and no Acquired Company has granted any Person any license, sublicense, consent or other rights to the Portfolio Management System Patent or to use in any manner the Portfolio Management System Patent, whether requiring the payment of royalties or not.  All material registration, maintenance, renewal and annuity fees and Taxes have been paid relating to the Portfolio Management System Patent, and all material documents have been filed in connection with the Company’s application therefor.  Each current and former employee of the Acquired Companies who has contributed to or participated in the creation or development of the Portfolio Management System Patent has executed a Proprietary Information and Inventions Agreement on substantially the applicable Acquired Company’s standard form.

Section 4.27                                                     No Additional Representations.

(a)                                 Except for the representations and warranties contained in this Article IV, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the Acquired Companies, their respective businesses and affairs or the transactions contemplated by this Agreement.

(b)                                 Except for the representations and warranties contained in this Article IV and Article VI, neither the Company nor any representative of the Company, nor any of its employees, officers, directors or stockholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Acquired Companies that have been made available to Buyer or Merger Sub, including due diligence materials, or in any presentation of the business and affairs of the Acquired Companies by the management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.  It is understood that any cost estimates, projections or other predictions are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby, except as otherwise expressly set forth in this Article IV and Article VI.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant to the Company as of the Effective Date as follows:

Section 5.1                                                            Organization.  Each of Buyer and Merger Sub is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2                                                            Authority and Enforceability.  Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer and Merger Sub of the Transactions have been duly and validly authorized by the Boards of Directors of Buyer and Merger Sub and by Buyer as the sole stockholder of Merger Sub.  No other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the Transactions.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer or Merger Sub will be a party will have been, duly and validly executed and delivered by Buyer and Merger Sub, as applicable.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer or Merger Sub will be a party will constitute, the legal, valid and binding obligations of Buyer and Merger Sub, as applicable, enforceable against Buyer and Merger Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3                                                            No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws (or other similar organizational documents) of Buyer or Merger Sub;

(ii)                                  assuming that all Governmental Approvals have been obtained or made, conflict with or violate any Law applicable to Buyer or Merger Sub or by which any property or asset of Buyer or Merger Sub is bound or affected;

(iii)                               result in any breach or violation of, result in a termination or acceleration of, conflict with or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective properties, assets or rights are bound or affected; or

(iv)                              result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets of Buyer or Merger Sub;

except in the case of clauses (ii), (iii) and (iv), as to matters that would not, individually or in the aggregate , reasonably be expected to have a material adverse effect on the ability of Buyer or Merger Sub to perform its obligations under this Agreement or the Ancillary Agreements to which it will be party.

(b)                                 Neither Buyer nor Merger Sub is required to file, seek or obtain any Governmental Approval in connection with the execution, delivery and performance by Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 5.4                                                            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Merger Sub.

Section 5.5                                                            Litigation.  There is no Action pending against or, to the Knowledge of Buyer, threatened against or affecting Buyer or Merger Sub before any court of arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 5.6                                                            Financing.  As of the Effective Date and as of the Closing, Buyer has and will have sufficient cash and undrawn availability under committed lines of credit to pay, or cause Merger Sub to pay, the Transaction Consideration pursuant to the terms of this Agreement.

Section 5.7                                                            Registration.  Each of Envestnet Asset Management, Inc., Envestnet Portfolio Solutions, Inc., Envestnet Retirement Solutions, LLC and Portfolio Management Consultants, Inc. (collectively, the “Buyer Registered Advisers”) is duly registered as an investment adviser under the Advisers Act.  Each Buyer Registered Adviser is duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of such Buyer Registered Adviser requires such registration, licensing or qualification, and such Buyer Registered Adviser is in good standing under the rules and regulations thereof.  No Buyer Registered Adviser is (taking into account any applicable exemption) ineligible pursuant to applicable laws to act as an investment adviser under the Advisers Act, and no employee of a Buyer Registered Adviser or other Person “associated” (as defined under the Advisers Act) with a Buyer Registered Adviser (x) who has performed any functions of an investment adviser representative or (y) is associated with an investment adviser is (taking into account any applicable exemption) ineligible under applicable laws to serve as an investment adviser representative or a person associated with an investment adviser.  There is no proceeding or investigation pending and served on any Buyer Registered Adviser or, to the Knowledge of Buyer, pending and not so served or threatened by any Governmental Authority, that would be reasonably expected to result in (i) the ineligibility under such Laws of any Buyer Registered Adviser to act as an investment adviser or (ii) the ineligibility under such applicable Laws of such investment adviser representative or a person associated with any Buyer Registered Adviser to serve as an investment adviser representative or a person associated with an investment adviser.

Section 5.8                                                            Formation and Ownership of Merger Sub; No Prior Activities.

(a)                                 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Buyer free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Buyer’s voting rights, charges and other encumbrances of any nature whatsoever.

(b)                                 As of the Effective Date and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.9                                                            Inspection; No Other Representations.

(a)                                 Each of Buyer and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder.  Each of Buyer and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.  Buyer and Merger Sub acknowledge and agree that they are relying exclusively on the representations set forth in Article IV and Article VI and their own examination and investigation of the Company and that they are not relying on any other statements or documents.

(b)                                 Without limiting the generality of the foregoing, Buyer acknowledges that, (i) except as expressly set forth in this Agreement, neither the Acquired Companies nor any Securityholder makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Surviving Company and its Subsidiaries or the future business and operations of the Surviving Company or any of its Subsidiaries or (B) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company, its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement, and (ii) Buyer has not relied and will not rely upon any of the information described in subclauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the transactions contemplated hereby or any other information, representation or warranty except those representations or warranties set forth in Article IV and Article VI hereof.

Section 5.10                                                     No Other Representations.  Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Merger Sub, nor any of their respective employees, officers, directors or stockholders, has made, and none of them is making, any representation or warranty whatsoever, express or implied, with respect to Buyer or its Affiliates or the transactions contemplated by this Agreement or any other matter, other than those representations and warranties of Buyer and Merger Sub expressly set forth in this Article V.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SELLING SECURITYHOLDERS

Each Selling Securityholder, severally and not jointly, represents and warrants to Buyer and Merger Sub as of the Effective Date as follows:

Section 6.1                                                            Organization.  If such Selling Securityholder is not an individual, such Selling Securityholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver this Agreement or any Ancillary Agreement to which such Selling Securityholder is a party, to consummate the Transactions and to perform its obligations under this Agreement and such Ancillary Agreements.

Section 6.2                                                            Authorization.  Such Selling Securityholder has the legal capacity (in the case of any Selling Securityholder that is an individual) or is duly authorized (in the case of any Selling Securityholder that is an entity) to execute and deliver this Agreement and each of the Ancillary Agreements to which such Selling Securityholder will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery by such Selling Securityholder of this Agreement and each of the Ancillary Agreements to which such Selling Securityholder will be a party and the consummation of the Initial Stock Sale have been duly and validly authorized.  No other corporate proceedings on the part of such Selling Securityholder is necessary to authorize this Agreement or any Ancillary Agreement or to consummate the Initial Stock Sale.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which such Selling Securityholder is a party will have been, duly and validly executed and delivered by such Selling Securityholder.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Selling Securityholder is a party will constitute, the legal, valid and binding obligations such Selling Securityholder enforceable against such Selling Securityholder, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 6.3                                                            Holdings.  Such Selling Securityholder (a) is the sole record owner of the Acquired Stock set forth next to its name on Schedule I free and clear of any Encumbrances (other than limitations on transfers under applicable securities Laws) and has good and valid title to such Acquired Stock and (b) does not own any other shares of Capital Stock of the Company nor does it have any preemptive, conversion, subscription or other rights warrants, options, arrangements or agreements to issue or purchase, any Capital Stock or other equity securities of the Company.  Except for this Agreement, there are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to purchase or with respect to such Selling Securityholders’ Acquired Stock Company Shares.

Section 6.4                                                            No Conflict; Required Filings and Consents.  The execution, delivery and performance by such Selling Securityholder of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the Transactions, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws (or other similar organizational documents) of such Selling Securityholder, if applicable;

(ii)                                  assuming that all Governmental Approvals set forth in Section 4.4(b) of the Disclosure Schedule have been obtained or made, conflict with or violate any Law applicable to such Selling Securityholder or by which any of the Acquired Stock is bound or affected;

(iii)                               result in any breach or violation of, result in a termination or acceleration of, conflict with or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which such Selling Securityholder is a party with respect to the sale of the Acquired Stock; or

(iv)                              result in the creation of any Encumbrance (other than a Permitted Encumbrance) on the Acquired Stock;

except in the case of clauses (ii), (iii) and (iv), as to matters that would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Selling Securityholder to perform its obligations under this Agreement or the Ancillary Agreements to which it will be party.

Section 6.5                                                            Brokers.  Except as set forth on Section 6.5 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, any Ancillary Agreement, or the transactions contemplated hereby based upon arrangements made by or on behalf of such Selling Securityholder, and neither Buyer nor any Affiliate of Buyer (including the Company after the Closing) has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by a Selling Securityholder in connection with any of the Transactions contemplated by this Agreement or any Ancillary Agreement.

Section 6.6                                                            Advice.  Such Selling Securityholder represents and warrants that he, she or it is familiar with the Acquired Company’s business affairs and financial condition and possesses sufficient information about the Acquired Company to reach an informed decision to sell the Acquired Stock.  Such Selling Securityholder represents that he, she or it has had an opportunity to ask questions and receive answers from the Acquired Companies regarding the terms and conditions of this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein and has been advised to consult with his, her or its own attorney regarding all legal matters concerning this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein, and has done so, to the extent he, she or it considers necessary.

ARTICLE VII
COVENANTS

Section 7.1                                                            Conduct of Business Prior to the Closing.  Between the Effective Date and the earlier of the date of termination of this Agreement and the Closing Date, unless Buyer shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), the business of the Acquired Companies shall be conducted only in the ordinary course of business consistent with past practice.  By way of amplification and not limitation, between the Effective Date and the earlier of the date of termination of this Agreement and the Closing Date, none of the Acquired Companies shall, except as set forth in Section 7.1 of the Disclosure Schedules, do, or propose to do, directly or indirectly, any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned):

(a)                                 amend or otherwise change its certificate of incorporation or bylaws or other applicable organizational documents;

(b)                                 authorize for issuance, issue, sell, pledge, grant, dispose of or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) (i) any shares of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company, except for the issuance of shares upon the exercise of options or warrants outstanding as of the Effective Date or (ii) any properties or assets of the Acquired Companies having a value in excess of $100,000, other than in connection with the incurrence of Indebtedness otherwise permitted hereunder or in connection with sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice;

(c)                                  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(d)                                 declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock;

(e)                                  acquire any corporation, partnership, limited liability company or other business organization or assets having a value in excess of $100,000;

(f)                                   except for the Merger, adopt or approve a plan of, or effect any, complete or partial liquidation, or adopt resolutions providing for or authorizing such liquidation, or adopt a plan of or effect any dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(g)                                  incur any Indebtedness (other than in the ordinary course of business and consistent with past practice) or otherwise cause any of its assets or properties to become subject to a material Encumbrance that is not a Permitted Encumbrance;

(h)                                 make any loans or advances to any Person (other than advancement of expenses and commissions to employees in the ordinary course of business);

(i)                                     cancel any debts, or waive or compromise any claims or waive any material rights, in each case other than write offs of receivables not to exceed $50,000 individually or $250,000 in the aggregate;

(j)                                    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Acquired Companies, or enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $250,000 per year in any single case;

(k)                                 increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for (i) ordinary course bonuses to non-officer employees, not to exceed $50,000 in the aggregate and (ii) retention, performance or similar bonuses not to exceed $500,000 in the aggregate, or establish, adopt, enter into or amend any Company Employee Plan, other than as may be required by any Governmental Authority or to comply with any applicable Laws;

(l)                                     hire any employee with a base salary in excess of $100,000, materially increase the number of persons employed by the Acquired Companies or terminate the employment of any of the employees of the Acquired Companies (other than for cause or in the ordinary course of business);

(m)                             make, change or revoke any Tax election or settle or compromise any federal, provincial, state, local or foreign Tax liability, surrender any right to claim a Tax refund, enter into a Tax sharing agreement, obtain any Tax ruling or file any amended Tax Return or waive or extend the statute of limitations in respect of such Taxes;

(n)                                 commence or settle any material Action other than Actions relating to the collection of uncollected accounts receivable;

(o)                                 pay any material amount or agree to pay any material amount or perform any material obligation in settlement or compromise of any Actions or claims of liability against the Company or any of its directors, officers, employees or agents;

(p)                                 change the Company’s methods of accounting, except as required by GAAP, applicable Law or official interpretations thereof;

(q)                                 enter into, authorize or permit any Contract or transaction that would be required to be disclosed pursuant to Sections 4.14(a) and 4.17 of the Disclosure Schedules if entered into prior to the Effective Date;

(r)                                    make any material modification or amendment to any existing Material Contract;

(s)                                   assign, transfer, convey, sell or delegate (or purport to do any of the foregoing) to any Person any cause of action, chose in action or part thereof arising out of or in any way related to the Specified Litigation;

(t)                                    assign, transfer, convey or sell the Portfolio Management System Patent; or

(u)                                 enter into any agreement, or otherwise make a commitment to do any of the foregoing.

Section 7.2                                                            No Solicitations.

(a)                                 Unless and until this Agreement shall have been terminated in accordance with its terms, (i) the Company shall not, and shall cause each other Acquired Company not to, and shall not authorize or permit any director, officer, employee, advisor, agent or investment banker (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) of an Acquired Company to, and (ii) no Selling Securityholder shall or shall permit any of such Selling Securityholder’s Representatives to, directly or indirectly, initiate, solicit or take any action to facilitate or encourage any inquiries or the making or implementation of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal.

(b)                                 (x) The Company will not, and will cause each other Acquired Company not to and will direct that their respective Representatives do not, directly or indirectly, and (y) each Selling Securityholder will not and will direct that their respective Representatives do not, directly or indirectly (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Proposal, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing, provided, however, that, at any time prior to obtaining Requisite Stockholder Consent, if the Company or any Selling Securityholder receives a bona fide written offer with respect to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of this Section 7.2, the Company or any Selling Securityholder may furnish non-public information with respect to the Company to the Person who made such offer with respect to an Acquisition Proposal and may participate in discussions regarding such Acquisition Proposal if (A) the Company Board determines in good faith, after receiving advice from its outside counsel, that failure to do so would violate its fiduciary duties to the Other Securityholders under applicable Law, (B) the Company Board determines that such Acquisition Proposal is a Superior Proposal and (C) the Company has delivered to Buyer a prior written notice advising Buyer that it intends to take such action.  The Company and each Selling Securityholder shall notify Buyer promptly (but in no event later than twenty-four (24) hours) after it or such Selling Securityholder, as applicable, obtains Knowledge of the receipt by the Company (or any of its Representatives) or any Selling Securityholder (or any Selling Securityholder’s Representative) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to an Acquired Company or for access to the business, properties, assets, books or records of the Acquired Companies by any third party.  In such notice, the Company and each Selling Securityholder shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company and each Selling Securityholder shall keep Buyer fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.  The Company shall provide Buyer with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal.  The Company and each Selling Securityholder (to the extent such Selling Securityholder provided non-public information to any third party) shall promptly provide Buyer with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Buyer, copies of such information.

(c)                                  (x) The Company shall, and shall cause each other Acquired Company to, immediately cease and cause to be terminated, and shall not authorize or permit any of its or their Representatives to continue and (y) each Selling Securityholder shall immediately cease and cause to be terminated, and shall not permit any of its respective Representatives to continue, any and all existing activities, discussions or negotiations with any persons or entities (other than Buyer and Merger Sub) conducted heretofore with respect to any Acquisition Proposal and shall use their reasonable best efforts to cause any such persons or entities (or their agents or advisors) in possession of non-public information in respect of any Acquired Company that was furnished by or on behalf of the Acquired Companies or any Selling Securityholder to return or destroy (and confirm destruction of) all such information.  The Company and each Selling Securityholder agrees not to release any third party from the confidentiality provisions of any agreement to which the Company or such Selling Securityholder is a party.

Section 7.3                                                            Notification of Certain Matters; Supplements to Disclosure Schedule.

(a)                                 The Company and each Selling Securityholder shall give prompt written notice to Buyer of the occurrence or non-occurrence of any event or condition that would reasonably be expected to result in the nonfulfillment of any of the conditions to Buyer’s and Merger Sub’s obligations hereunder as set forth in Section 9.3(a).  Buyer shall give prompt written notice to the Company of the occurrence or non-occurrence of any event or condition that would reasonably be expected to result in the nonfulfillment of any of the conditions to the Company’s obligations hereunder as set forth in Section 9.2(a).

(b)                                 The Company may, from time to time prior to the Closing Date, by written notice to Buyer, promptly supplement the Disclosure Schedules (such supplements, collectively, the “Schedule Updates”) with respect to any event that first arises after the Effective Date that (i) would, in the absence of such Schedule Updates, cause a breach of any of the representations and warranties set forth in Article IV, and/or cause a failure of the condition set forth in Section 9.3 on the Closing Date, and (ii) did not arise as a result of any breach by the Company or any Selling Securityholder of any of the covenants or agreements set forth in this Agreement.  Except as provided in Section 7.3(c), upon receipt of any Schedule Update, Buyer may, by written notice to the Company within ten (10) Business Days following Buyer’s receipt of such Schedule Update, elect to terminate this Agreement pursuant to Section 11.1(d).  If Buyer does not terminate this Agreement pursuant to Section 11.1(d) below by reason of the Schedule Update within such ten (10) Business Days period, the Schedule Update will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained in Article IV and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development for all purposes hereunder (including the closing conditions set forth in Article IX and the indemnification obligations set forth in Article X).

(c)                                  Notwithstanding anything herein to the contrary, (i) the Company may deliver a Schedule Update to reflect (A) the issuance of Capital Stock after the Effective Date upon exercise of any option or warrant outstanding as of the Effective Date, (B) the expiration after the Effective Date of any option or warrant or (C) any transfer after the Effective Date of Capital Stock or any option or warrant exercisable for Capital Stock by a Securityholder that is not a Selling Securityholder and (ii) any such Schedule Update (a “Capitalization Schedule Update”) will be deemed to have amended the Disclosure Schedules, to have qualified the representations and warranties contained in Article IV and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the matters described in clause (i) of this Section 7.3(c) for all purposes hereunder.  Buyer shall not have any right to terminate this Agreement as a result of a Capitalization Schedule Update.

Section 7.4                                                            Takeover Statutes.  If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 7.5                                                            Confidentiality.  Each of the parties hereto shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the letter agreement, dated January 23, 2014 between Buyer and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 7.6                                                            Commercially Reasonable Efforts.  Each of the Company, Buyer and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.7                                                            Public Announcements.  Each of the parties shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or listing agreement with or listing rule of a national securities exchange or trading market or inter-dealer quotation system (in which case, prior to making such disclosure, the disclosing party will (a) deliver a draft of such press release or public statement to each other party, and shall give each other party reasonable opportunity (but in no event less than forty-eight (48) hours) to comment thereon prior to such disclosure and (b) consider in good faith the reasonable comments of such other party).

Section 7.8                                                            Indemnification.

(a)                                 From and after the Effective Time, the Surviving Company shall indemnify and hold harmless the present (as of immediately prior to the Effective Time) and former directors and officers of the Acquired Companies (each, an “Insured Party”) against expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement incurred by such Insured Party (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of any action, suit, proceeding or claim based on the fact that such Insured Party is or was a director or officer of the Company and/or any of its Subsidiaries and arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including the transactions contemplated hereby), in each case, and in accordance with the provisions (including as to advancement of expenses) of any indemnification agreement between an Acquired Company and an Insured Party that is listed on the Disclosure Schedules as of the Effective Date and the certificate of incorporation or bylaws (or similar organizational documents) of each Acquired Company as in effect on the Effective Date.  Buyer hereby acknowledges that (A) the Insured Parties may have certain rights to indemnification, advancement of expenses and/or insurance and (B) from and after the Effective Time, the Surviving Company shall be the indemnitor of first resort (i.e., its obligations to the Insured Parties are primary and any obligation of any secondary indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Insured Parties are secondary).

(b)                                 Prior to the Effective Time, the Company shall purchase directors’ and officers’ liability insurance coverage for the Company’s directors and officers which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.  Buyer shall cause the Surviving Company and each of its Subsidiaries to refrain from taking any act that would cause such coverage to cease to remain in full force and effect.

(c)                                  Each Insured Party to whom this Section 7.8 applies shall be third party beneficiaries of this Section 7.8.  The provisions of this Section 7.8 are intended to be for the benefit of each Insured Party and his heirs.  The obligations under this Section 7.8 shall not be terminated or modified in such a manner as to adversely affect any such Insured Party without his written consent.

(d)                                 In the event the Surviving Company or any of its Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Company or any of its Subsidiaries assume the obligations set forth in this Section 7.8.

Section 7.9                                                            Closing Efforts.

(a)                                 Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements

(b)                                 The Company and Buyer will cooperate and use their respective commercially reasonable efforts to obtain, in accordance with applicable Law and the applicable Contract all Third Party Consents.  Subject to Section 7.9(c), with respect to Negative Consents under Advisory Contracts, any such approvals or consents obtained shall be in a form reasonably satisfactory to Buyer and, upon the request of the Company, Buyer will provide reasonable assistance to the Company in obtaining such Third Party Consents, including providing such information as shall be reasonably requested by the other parties to such Contracts.  Notwithstanding the foregoing, no party shall have any obligation to pay any money or other consideration to any Person or to initiate any claim or Action against any Person in order obtain any such Third Party Consent.

(c)                                  Notwithstanding anything herein to the contrary, Buyer expressly agrees and acknowledges that a Third Party Consent required under the Advisers Act or any Contract pursuant to which an Acquired Company acts as an investment advisor within the meaning of the Advisers Act (including as a subadviser) (an “Advisory Contract”) shall be deemed obtained if (i) the Company delivers to each party to such Advisory Contract notice of the transactions contemplated hereby and the “assignment” of such party’s Advisory Contract that will result from the consummation of such transactions, and shall request the written consent of such party to such assignment of its Advisory Contract in a form reasonably satisfactory to Buyer, (ii) after the date of the mailing of the notice pursuant to clause (i), if such party has not returned such notice countersigned indicating consent to the deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated hereby within thirty (30) days of the notice described in clause (i), the Company shall send to such party a second notice in a form reasonably satisfactory to Buyer stating that if such party does not object in writing to the deemed assignment of the applicable Advisory Contract within thirty (30) days after delivery of the notice described in this clause (ii), such party will be deemed to have consented to such assignment and (iii) such party to the applicable Advisory Contract does not object in writing to the deemed assignment of the applicable Advisory Contract within the thirty (30) day period described in clause (ii) (any deemed consent pursuant to this Section 7.9(c), a “Negative Consent”).

Section 7.10                                                     Conflicts and Privilege.

(a)                                 Recognizing that Goodwin Procter  LLP (“Goodwin”) has acted as legal counsel to the Selling Securityholders and the Securityholder Representative (the “Selling Securityholder Parties”) and the Acquired Companies in connection with the negotiation of this Agreement and the transactions contemplated hereby prior to the Closing, and that Goodwin expects to act as legal counsel to each of the Selling Securityholder Parties after the Closing, in connection with the transactions contemplated hereby, each of Buyer and the Surviving Company (including on behalf of the Acquired Companies after the Closing) hereby:

(i)                                     waives, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Goodwin representing any of the Selling Securityholder Parties and/or their respective Affiliates after the Closing with respect to disputes related to or arising in connection with this Agreement and/or any of the transactions contemplated  by this Agreement (“Disputes”);

(ii)                                  consents, and agrees to cause its Affiliates to consent and agree to, the communication by Goodwin to any of the Selling Securityholder Parties of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Acquired Companies in connection with Goodwin’s representation of any of the Selling Securityholder Parties and/or their respective Affiliates after the Closing with respect to any Dispute; provided that, except as required by law, including pursuant to subpoena or other legal proceedings or process (including any deposition, interrogatory or civil or regulatory action or inquiry), no Selling Securityholder Party shall disclose or use any fact so communicated to it that it knows or reasonably should know constitutes confidential or proprietary information of the Acquired Companies for any purpose not related to a Dispute;

(iii)                               agrees that all communications between or among Goodwin and/or John A. Ehinger, Jr., General Counsel to the Acquired Companies (each a “Counsel”), on the one hand, and any of the Acquired Companies and/or the Selling Securityholder Parties, on the other hand, to the extent the same relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be protected by the attorney-client privilege; and

(iv)                              agrees that, upon and after the Closing, (a) to the extent that files maintained by Counsel related to or arising in connection with this Agreement and/or any of the transactions contemplated by this Agreement constitute attorney work product relating to or arising in connection with this Agreement and/or any of the transactions contemplated by this Agreement (“Protected Work Product,” and together with Privileged Communications, “Protected Material”) or Privileged Communications, the Selling Securityholder Parties (and not the Acquired Companies or the Surviving Company) shall hold any property rights in such Protected Material, (b) the Protected Material and the expectation of confidentiality relating thereto belong solely to the Selling Securityholder Parties, shall be controlled by the Selling Securityholder Parties on behalf of the Securityholders and shall not pass to or be claimed by any of Buyer or the Acquired Companies, and (c) applicable Counsel shall have no duty whatsoever to reveal or disclose any such Protected Material to any of Buyer, the Acquired Companies, the Surviving Company or their Affiliates by reason of any attorney-client relationship between such counsel and any of the Acquired Companies or otherwise.  Upon and after the Closing, to the extent that files maintained by Counsel constitute the property of the Acquired Companies or the Surviving Company, but not Protected Material, the Acquired Companies and the Surviving Company shall be entitled to such materials upon request and, to the extent such files contain Protected Material, Counsel shall redact only such portions as constitute Protected Material; and

(v)                                 agrees that it will not, and that it will cause its Affiliates not to, (x) access or use the Protected Material, including by way of review of any electronic data, communications or other information or by seeking to have the Securityholder Representative waive the attorney-client privilege, work product doctrine or other privilege, or by otherwise asserting that any of Buyer, the Acquired Companies or any of its Affiliates has the right to assert or waive the attorney-client privilege, the work product doctrine or other privilege or (y) seek to obtain the Protected Material from applicable Counsel.  For avoidance of doubt, the provisions of the preceding clause (v)(x) shall not be deemed violated if (1) any employee of Buyer, the Surviving Company or the Acquired Companies who is a Selling Securityholder Party accesses or uses any Privileged Communication to which such employee was a party (including by way of review of any electronic data, communications or other information) or (2) the Acquired Companies, the Surviving Company or any of their Affiliates maintain or transfer copies of any Protected Material in connection with the storage of data and files of the Acquired Companies, the Surviving Company or any of their Affiliates (regardless of the server, network or virtual data location), provided that such access and use shall not result in any waiver of the Selling Securityholder Parties’ attorney-client privilege or the work product doctrine with respect to such Protected Material.

(b)                                 Notwithstanding anything in the foregoing provisions of this Section 7.10 to the contrary: (i) in the event that Buyer or any of the Acquired Companies or any of their respective Affiliates is required by subpoena or other legal proceedings or process (including any deposition, interrogatory or civil or regulatory action or inquiry) to access or obtain a copy of all or a portion of the Protected Material, Buyer shall, as soon as reasonably practicable and to the extent permissible under applicable law, notify the Securityholder Representative so that the Securityholder Representative may, at its own expense, seek a method by which the requested information may be obtained by such regulatory or governmental entity or other Person in a manner (including subject to a protective order, if available) which will not jeopardize any attorney-client privilege or the work product doctrine, and Buyer, the Surviving Company and the Selling Securityholder Parties and their Affiliates shall cooperate in good faith to assist the Securityholder Representative in such endeavor; provided, that if Buyer or any of the Acquired Companies or any of their respective Affiliates are, on the advice of Buyer’s counsel, legally required to access or obtain a copy of all or a portion of any Privileged Communication or Protected Work Product, Buyer or any of the Acquired Companies or any of their respective Affiliates may, without liability hereunder, access or obtain a copy of all or a portion of such Privileged Communication or Protected Work Product which its counsel advises is legally required, but only to the extent and for the purpose legally required; and (ii) in the event that a dispute arises between Buyer, the Surviving Company or any of the Acquired Companies and a third party (other than a Selling Securityholder Party or any of its Affiliates) after the Closing, the Surviving Company (including on behalf of the Acquired Companies) may assert the attorney-client privilege or the work product doctrine to prevent disclosure of confidential communications by applicable Counsel to such third party; provided, however, that neither the Surviving Company nor any of the Acquired Companies may waive such privilege without the prior written consent of the Securityholder Representative, on behalf of the Selling Securityholder Parties.

Section 7.11                                                     Employment Benefits.

(a)                                 On or after the Closing Date upon a transition date to be selected by the Buyer in its sole discretion, which is currently expected to be January 1, 2015 (the “Transition Date”), Buyer shall, or shall cause the Surviving Company and/or the appropriate Subsidiaries of Buyer to permit the employees of the Acquired Companies as of immediately prior to the Effective Time who continue to be employed by Buyer, the Surviving Company and/or its Subsidiaries on and after the Effective Time (the “Covered Employees”) to enroll and participate the employee benefit or compensation plans, programs or arrangements adopted, maintained or contributed to by Buyer or the Surviving Company and/or their Subsidiaries in which Covered Employees are eligible to participate (the “Buyer Plans”).  The Transition Date may be a different date for separate Buyer Plans.  Until the applicable Transition Date is selected for a Buyer Plan, the Buyer shall or shall cause the Surviving Company and/or the appropriate subsidiaries of Buyer to maintain the corresponding Company Employee Plans in which Covered Employees are eligible to participate in accordance with their terms.  Further, if the Buyer elects to require the Company to terminate the Savings Plan in accordance with Section 7.11(b), the Transition Date with respect to the Buyer Plan corresponding to the Savings Plan shall be the Closing Date.  With respect to any Buyer Plans in which the Covered Employees become eligible to participate on or after the applicable Transition Date, Buyer shall, or shall cause the Surviving Company and/or the appropriate Subsidiaries of Buyer to, no later than the applicable Transition Date: (i) provide the Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under each applicable Buyer Plan for all periods of employment with the Acquired Companies or any predecessor entity to the extent that such service was taken in to account under the applicable plan of the Acquired Companies,  prior to the Effective Time, and with Buyer, the Surviving Company and any of their Subsidiaries or Affiliates on and after the Effective Time; (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Buyer Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective

Time; and (iii) if the Transition Date for the Buyer Plan that provides health, dental or vision benefits occurs prior to the end of the applicable plan year, give the Covered Employees and their eligible dependents credit for the plan year in which the Transition Date occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Transition Date, in each case, to the extent permitted under the applicable Buyer Plan and under applicable Law.  Notwithstanding the foregoing, in no event will any service prior to the Effective Time with the Acquired Companies or any of its Affiliates or any predecessor count as service with Buyer for purposes of the Envestnet Scholarship Plan.

(b)                                 In the event that the Buyer elects to terminate the Company’s Automated Data Processing Prototype 401(k) and Profit Sharing Plan, named the Placemark Investments Inc. 401(k) Profit Sharing Plan (the “Savings Plan”), Buyer shall provide written notice to such effect to the Company no later than five (5) business days prior to the Closing Date, and the Company agrees to adopt resolutions to terminate the Savings Plan effective prior to the Effective Time.

(c)                                  Section 280G.

(i)                                     Prior to or as soon as practicable following the signing of this Agreement, the Company shall take reasonable best efforts to obtain executed and effective “waivers,” in a form reasonably acceptable to Buyer, from any individuals who are “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Acquired Companies and who would reasonably be expected to receive in connection with the consummation of the Transactions (either alone or in conjunction with any other event) any “parachute payment” (within the meaning of Section 280G of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code of such “disqualified individuals” right to receive or retain any such “parachute payments” to the extent the present value of such payments exceeds three times such “disqualified individuals” “base amount” (within the meaning of Section 280G of the Code and the regulations thereunder (the “280G Waivers”).

(ii)                                  Following the delivery by the Company to Buyer of each of the executed 280G Waivers described in Section 7.11(c)(i) and following the disclosure of any information from Buyer required pursuant to Section 7.11(c)(iii) but prior to the Stock Sale Closing Time, Company shall have submitted to its stockholders for approval, in a manner that is intended to comply with the approval requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and is reasonably satisfactory to Buyer, any payments and/or benefits that separately or in the aggregate, could reasonably be expected to be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) for which an executed 280G Waiver was obtained or for which no waiver is necessary, such that upon obtaining such approval of the Company shareholders such payments and benefits would not be deemed to be “parachute payments” under Section 280G of the Code.  In addition, the Company shall have delivered to Buyer evidence reasonably satisfactory to Buyer that either (i) a vote of the Company shareholders was solicited in conformance with the requirements Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, and the requisite approval of the shareholders was obtained with respect to any payments and/or benefits that were subject to the vote of the Company shareholders (the

“280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided pursuant to the 280G Waivers.

(iii)                               Prior to the Effective Date with respect to the Key Employees and no later than fourteen (14) days prior to the Closing Date with respect to any other Covered Employee, Buyer has provided the Company and its counsel, in writing, with all relevant terms of any employment contracts or other arrangements that Company intends to enter into with the “disqualified individuals” (as defined in Section 280G(c) of the Code) of Acquired Companies on or around the Closing Date that, including any such terms that could reasonably be expected to result in payments and other terms (including, rights to severances or signing bonuses) that need to be approved (or disclosed) to ensure the disclosure to the Company stockholders and the approval described in Section 7.11(c)(ii) is valid.

(d)                                 No provision of this Section 7.11 shall create any third-party beneficiary rights in any Covered Employee (including any beneficiary or dependent thereof) nor is it intended to (i) amend or alter any benefit plan of the Surviving Company, the Acquired Companies or any of their respective Affiliates or any benefit plan of Buyer or any of its Affiliates or (ii) create any obligation on the part of Buyer, the Surviving Company or any of their respective Affiliates to continue the employment of any Covered Employee for any period following the Closing.

Section 7.12                                                     Financial Statements.

(a)                                 For each month ended after the Effective Date but at least ten (10) days prior to the Closing Date, the Company shall provide to Buyer, as soon as practicable after the end of such calendar month, unaudited consolidated financial statements of the Company, consisting of a balance sheet as of the end of each such month and an income statement for such month and for the portion of the year then ended (such financial statements, “Interim Financial Statements”).

(b)                                 As promptly as practicable after the Effective Date, the Company shall provide to Buyer, the audited consolidated financial statements of the Company, consisting of the audited consolidated balance sheet at December 31, 2012 and December 31, 2013 and the related statements of earnings and retained earnings and cash flows for the fiscal years then ended, and audited by KPMG (the “Year End Financial Statements”).

(c)                                  As promptly as practicable following the Effective Date, the Company shall deliver to Buyer an SAS100 review of financial statements for the first, second and third fiscal quarters of calendar year 2013 and for the first and second fiscal quarters of calendar year 2014.

(d)                                 For each fiscal quarter ended after the Effective Date but at least thirty (30) days prior to the Closing Date, the Company shall deliver to Buyer an SAS100 review of financial statements for such fiscal quarter as promptly as practicable after the end of such fiscal quarter.

(e)                                  The Company will cause the appropriate officers of the Company to execute and deliver to Buyer’s independent auditors such representation letters in customary form in respect of each audited period and each SAS100 review period commencing with the fiscal years ended December 31, 2012 and December 31, 2013 and continuing through the Closing Date as Buyer shall reasonably require.

(f)                                   No Acquired Company or Securityholder shall be required to bear any out-of-pocket costs or expenses in connection with the performance by the Company of its obligations pursuant to this Section 7.12(f).  Without limitation of the foregoing, (i) Buyer shall pay directly the fees and expenses of KPMG in connection with the audit of the Year End Financial Statements and (ii) Buyer shall reimburse the Company any out-of-pocket costs or expenses incurred by the Company on or before the earlier of (A) the close of business on the last Business Day preceding the Closing Date and (B) the termination of this Agreement pursuant to Article XI.

(g)                                  Each of the parties agree to keep each other informed of the status of the Year End Financial Statements and SAS100 reviews required to be delivered hereunder.

Section 7.13                                                     Further Assurances.  Each party shall cooperate with the others, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 7.14                                                     Company Stockholder Meeting; Short Form Merger.  In the event that Buyer or Merger Sub or any other Subsidiary of Buyer, shall acquire at least ninety percent (90%) of the issued and outstanding Capital Stock (the “Short Form Threshold”) pursuant to the Initial Stock Sale or otherwise, each of Buyer, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Stock Sale Closing Time, without any stockholder meeting, in accordance with Section 253 of the DGCL.  In the event that Buyer or Merger Sub or any other Subsidiary of Buyer does not acquire a percentage of the issued and outstanding Capital Stock equal to the Short Form Threshold pursuant to the Initial Stock Sale or otherwise, then Buyer or Merger Sub or such other Subsidiary of Buyer, as applicable, shall deliver a consent to the adoption of the Merger pursuant to Section 228 of the DGCL as soon as is reasonably practicable after the Stock Sale Closing Time.

Section 7.15                                                     Release.  Effective at the Stock Sale Closing Time, each of the undersigned Selling Securityholders, on behalf of himself, herself or itself and his, her or its assigns, heirs, beneficiaries, representatives, agents and Affiliates (excluding any other Selling Securityholder and any portfolio companies, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges the Acquired Companies and each of their present and former officers, directors, employees, agents, predecessors, successors, assigns, insurers and attorneys (solely in their respective capacities as such, the “Released Parties”) (and excluding any other Securityholders in their respective capacities as such) from any and all claims, causes of action, liabilities, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligation whatsoever, in law or equity, whether asserted or unasserted, known or unknown, foreseen or unforeseen (“Claims”), arising prior to the Stock Sale Closing Time and relating to the Acquired Companies, the Acquired Stock, the Initial Stock Sale or any other transactions contemplated by this Agreement (collectively, the “Released Claims”); provided, however, that the Released Claims shall exclude any Claims arising from or relating to or in connection with (i) rights or obligations under this Agreement and the Ancillary Agreements or any other agreements entered into in connection with the transactions contemplated by this Agreement, (ii) any claim or right (A) to indemnification under (1) the certificate of incorporation, bylaws or other organizational documents of the Acquired Companies as in effect on the date of the Initial Stock Sale or (2) any indemnification or similar agreement between such Selling Securityholder and any of the Acquired Companies, or (B) under any director & officer policy or insurance of the Acquired Companies then in effect, (iii) with respect to any Selling Securityholders that were employed by any of the Acquired Companies immediately prior to the Stock Sale Closing Time, any ordinary course accrued or continuing liabilities and obligations of the Acquired Companies incurred in connection with such Selling Securityholder’s employment by such Acquired Company prior to the Stock Sale Closing Time (e.g., accrued salary, vacation, expense reimbursements, benefits under Employee Plans, etc.).  Each Selling Securityholder, for itself only, expressly acknowledges that the release contained herein applies to all Released Claims as defined herein, whether such Released Claims are known or unknown, and include Released Claims which if known by the Releasing Party might materially affect its decision to effect the settlement contained herein.  Each Selling Securityholder, for itself only, has considered and taken into account the possible existence of such Released Claims in determining to execute and deliver this Agreement.  Without limiting the generality of the foregoing, solely with respect to the Released Claims, each Selling Securityholder, for itself only, expressly waives any and all rights conferred upon it by any statute or rule of Law that provides that a release does not extend to claims which the Releasing Party does not know or suspect to exist in its favor at the time of executing the release, which if known by the Releasing Party would have materially affected the Releasing Party’s settlement with the Released Parties.  This Agreement constitutes a complete defense of any and all Released Claims.

Section 7.16                                                     Non-Solicitation.  For a period of one (1) year from and after the Closing Date, each Selling Securityholder (other than Royal Bank of Canada) shall not, and, if such Selling Securityholder is not a natural Person, shall direct each of its directors, managers, partners, officers and employees not to, directly or indirectly on behalf of any other Person, (a) cause, solicit, induce or encourage any customer or client of the Acquired Companies to terminate or modify any such relationship or ( b) cause, solicit, induce or encourage any of employees to leave his or her employment with the Acquired Companies or hire, employ or otherwise engage any such individual; provided, that nothing contained in clause (b) of this Section 7.16 shall prohibit a Selling Securityholder or its directors, managers, partners, officers and employees from (i) engaging in general solicitations for employment (whether through advertisements, the Internet or any agent) not otherwise aimed or targeted at senior management employees of the Acquired Companies or hiring any such individual in the event that such individual shall have responded to such a general solicitation, (ii) hiring or soliciting any employees listed on Schedule 7.16 (iii) hiring any such individual terminated by the Acquired Companies, as applicable or (iv) hiring any such individual who has not been employed by the Acquired Companies for at least six (6) months.  Notwithstanding anything herein to the contrary, nothing in this Section 7.16 shall be deemed to apply to the Royal Bank of Canada.

Section 7.17                             Certain Additional Covenants.  The Company shall take each of the actions described in Schedule 7.17.

ARTICLE VIII
TAX MATTERS

Section 8.1                                                            Tax Returns.

(a)                                 The Buyer shall prepare or cause to be prepared, at the Securityholder Representative’s expense (on behalf of the Securityholders), in accordance with past practice of the Acquired Companies, unless otherwise required by applicable Law, and consistent with Section 8.1(b), all Tax Returns of the Acquired Companies for any Pre-Closing Tax Period that are due after the Closing Date.  Buyer shall, at its own expense, prepare and timely file or cause to be prepared and timely filed, in accordance with past practice of the Acquired Companies, unless otherwise required by applicable Law, all Tax Returns of the Acquired Companies for any Straddle Period required to be filed after the Closing Date; provided, however, that Buyer shall prepare such Tax Returns consistent with Section 8.1(b).  The Buyer shall provide the Securityholder Representative with a draft of any Tax Return for the Acquired Companies required to be prepared by Buyer pursuant to this Section 8.1(a) at least twenty (20) days prior to the due date for filing such Tax Returns for the Securityholder Representative’s review. Buyer shall consider in good faith all reasonable comments proposed in writing by the Securityholder Representative at least ten (10) days prior to the due date for filing such Tax Return with respect to any Straddle Period Tax Return.

(b)                                 The parties agree with respect to certain Tax matters as follows: (i) to file a federal income Tax Return of the Company for the Company’s taxable year ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(c); (ii) to allocate all items accruing on the Closing Date to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-

76(b)(2)(iii)); (iii) not to elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code on any Tax Return of the Company filed in respect of a Pre-Closing Tax Period; and (iv) to deduct the Transaction Deductions on the Tax Returns of the Company for the taxable period that ends on the Closing Date, in each case unless otherwise required by applicable Law.

(c)                                  Within ten (10) days of filing the federal income Tax Return for the Acquired Companies for the year ended on the Closing Date, the Buyer shall deliver to the Securityholder Representative a schedule setting forth in reasonable detail (including an explanation as to the methodology used to compute such amounts) the Buyer’s computation of the amount (if any) of the NOL Shortfall and NOL Tax Loss (the “NOL Schedule”).  The Securityholder Representative may dispute the calculation of the NOL Tax Loss by notifying Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (an “NOL Objection”), within thirty (30) calendar days after Securityholder Representative’s receipt of the NOL Schedule.  To the extent not set forth in the NOL Objection, the Securityholders shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the NOL Schedule.  In the event that the Securityholder Representative does not provide a NOL Objection within such thirty (30) calendar day period, the Securityholders shall be deemed to have accepted the NOL Schedule delivered by Buyer and Buyer’s calculation of the NOL Tax Loss set forth therein, which shall then be final, binding and conclusive for all purposes hereunder.  In the event an NOL Objection is timely provided, Buyer and the Securityholder Representative shall use their commercially reasonable efforts for a period of thirty (30) calendar days (or such longer period as they may agree in writing) to resolve any disagreements set forth in the NOL Objection.  If Buyer and the Securityholder Representative are unable to resolve such items in dispute (the “Unresolved NOL Items”) by the end of such period then, at any time thereafter, either the Securityholder Representative or Buyer may require that the Independent Accountants resolve the Unresolved NOL Items.  For the avoidance of doubt, the Independent Accountants shall only resolve the Unresolved NOL Items and not any disagreements that have been resolved by the parties.  Buyer and the Securityholder Representative shall instruct the Independent Accountants to determine as promptly as practicable, and in any event within thirty (30) calendar days of the date on which such dispute is referred to the Independent Accountants, based solely on the provisions of this Agreement and the written presentations by the Securityholder Representative and Buyer, and not on an independent review, whether and to what extent (if any) the calculation of the NOL Tax Loss; provided, however, that in resolving any Unresolved NOL Item, the Independent Accountants (A) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Securityholder Representative or less than the smallest value for such item claimed by either Buyer or the Securityholder Representative and (B) may not take oral testimony from the parties hereto or any other Person.  The fees and expenses of the Independent Accountants shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  The determination of the Independent Accountants shall be set forth in a written statement delivered to the Securityholder Representative and Buyer and shall be final, conclusive and binding on the parties.  If it is finally determined pursuant to this Section 8.1(c) that there is an NOL Tax Loss, then within five (5) Business Days after the NOL Tax Loss is finally determined pursuant to this Section 8.1(c), Buyer and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent to release to Buyer from the Escrow Fund an amount of cash equal to the NOL Tax Loss.

Section 8.2                                                            Controversies.

(a)                                 (i) Buyer and the Surviving Company agree to give written notice to the Securityholder Representative of the receipt of any written notice by Buyer or the Acquired Companies which involves the assertion of any claim for Taxes for which the Securityholder Representative would reasonably be expected to be responsible under this Agreement, and (ii) the Securityholder Representative and the Securityholders agree to give written notice to Buyer of the receipt of any written notice by the Securityholder Representative or such Securityholder which involves the assertion of any claim for Taxes for which Buyer or the Surviving Company could reasonably be expected to be responsible under this Agreement; provided, that, in the case of clauses (i) and (ii), the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been prejudiced as a result of such failure.

(b)                                 Notwithstanding anything herein to the contrary, including Section 10.5: (i) the Securityholder Representative will control the contest or resolution of any Tax Proceeding with respect to a Pre-Closing Tax Period; provided, that the Securityholder Representative will obtain the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim; provided, further, that Buyer will be entitled to participate fully in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne by Buyer; and (ii) Buyer will control the contest or resolution of any Tax Proceeding with respect to a Straddle Period; provided, that Buyer will obtain the prior written consent of Securityholder Representative (which consent will not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim, provided, further, that Securityholder Representative will be entitled to fully participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne by Securityholder Representative (on behalf of the Securityholders).

Section 8.3                                                            Post-Closing Access and Cooperation.  The parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns for a Pre-Closing Tax Period and Straddle Period, obtaining Tax refunds (or credits), determining liability for Taxes and in conducting any audit, litigation or other Proceeding with respect to Taxes of the Acquired Companies.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, Tax refunds or Tax matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each party shall provide to the others, within ten (10) Business Days of the receipt thereof, any Tax related communications and notices it receives which may impact the other party’s Tax liability or filing responsibilities.  Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose to the Securityholder Representative any consolidated, combined, affiliated or unitary Tax Return which includes Buyer or any of its Affiliates or any Tax related work papers.

Section 8.4                                                            Post-Closing Actions.  Buyer and its Subsidiaries and Affiliates shall not amend any previously filed Tax Returns for a Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns, initiate discussions or examinations with any Taxing Authority regarding Taxes with respect to any Pre-Closing Tax Period, make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, in each case, without the prior written consent of the Securityholder Representative or as required by applicable Law.  In addition, neither Buyer nor any of its Affiliates shall make any election under Section 338 or 336(e) of the Code or any state, local or foreign Law equivalent in respect of the transactions contemplated by this Agreement.

Section 8.5                                                            Refunds.  Any refunds (or credits for overpayment) of Taxes, including any interest received from a Taxing Authority thereon, attributable to any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date as determined in accordance with Section 8.7) of the Acquired Companies shall be for the account of the Securityholders.  Promptly upon any Acquired Company’s (or any of its Affiliates’) actual receipt of any such refund (or credit for overpayment), Buyer shall pay over, by wire transfer of immediately available funds, any such refund (or the amount of any such credit), including any interest thereon, to the Securityholders pursuant to the terms of this Agreement, with each such Securityholder being entitled to receive its Pro Rata Share of such amounts.  At the Securityholder Representative’s request and expense (on behalf of the Securityholders), Buyer shall take any reasonable action necessary for the Acquired Companies to promptly claim refunds attributable to any Pre-Closing Tax Period or Straddle Period and cause the Acquired Companies to claim refunds attributable to any Pre-Closing Tax Period or Straddle Period within the statutorily required time period unless Buyer reasonably determines that such action would be detrimental to Buyer or its Affiliates (including the Acquired Companies).

Section 8.6                                                            Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by the Securityholders and fifty percent (50%) by Buyer, and each party agrees to file all necessary documentation (including all Tax Returns) with respect to such Transfer Taxes in a timely manner, and, if required by applicable Law, the parties will, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.7                                                            Straddle Period Tax Allocation.  For purposes of this Agreement, where Taxes involve a Straddle Period, such Taxes shall be calculated as though the taxable year terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, payments, payroll, or similar items, such Taxes shall be equal to the amount of Tax for the entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period through to and including the Closing Date and the denominator of which shall be the number of days in the Straddle Period.

Section 8.8                                                            Closing Date Course of Business.  For the portion of the Closing Date after the time of Closing, Buyer shall cause the Acquired Companies to carry on its business only in the ordinary course in the same manner as previously conducted.

Section 8.9                                                            End of Tax Year.  Buyer shall cause the tax year of the Company to close as of the end of the Closing Date for U.S. federal income tax purposes by including the Company on Buyer’s consolidated Tax Return after the Closing Date.

Section 8.10                                                     Tax Treatment of Escrow Fund.  All parties hereto agree for all Tax purposes that: (i) if and to the extent any portion of the Escrow Fund or the Converted Award Escrow Fund, as applicable, is actually distributed to holders of Company Options in respect of their Company Options, such portion shall be treated as compensation paid at the time the portion of the Escrow Fund or the Converted Award Escrow Fund, as applicable, is actually released to the holders of Company Options and shall be subject to applicable withholding Tax at such time, (ii) the right of the Securityholders (other than Optionholders) to the Escrow Fund or the Converted Award Escrow Fund, as applicable, shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate; (iii) Buyer shall be treated as the owner of the Escrow Fund and the Converted Award Escrow Fund solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund and the Converted Award Escrow Fund, or any portion thereof, shall be allocable to Buyer; (iv) if and to the extent any amount of the Escrow Fund or the Converted Award Escrow Fund, as applicable, that is paid to the Securityholders (other than Optionholders) is actually distributed to the Securityholders in respect of their Capital Stock, interest may be imputed on such amount as required by Section 483 or 1274 of the Code; and (v) in the event that the total amount of any interest and earnings earned on the portion of the Escrow Fund or the Converted Award Escrow Fund, as applicable, that is paid to the Securityholders (other than Optionholders) exceeds the imputed interest, such interest shall be treated as interest or other income and not as purchase price.  Clause (v) of the preceding sentence is intended to ensure that the right of the Securityholders (other than Optionholders) to the Escrow Fund or the Converted Award Escrow Fund, as applicable, that is paid to the Securityholders (other than Optionholders) and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder.  All parties hereto shall file all Tax Returns consistently with the foregoing, unless otherwise required by applicable Law.

ARTICLE IX
CONDITIONS TO CLOSING

Section 9.1                                                            General Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)                                 No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 9.2                                                            Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  (i) The representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if made as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except as would not be reasonably likely to have a material adverse effect on the ability of Buyer and Merger Sub to consummate the transactions contemplated hereby (without giving effect to any “material adverse effect”, “materiality” or similar qualifiers set forth therein); (ii) the representations and warranties of Buyer and Merger Sub contained in Section 5.1 and Section 5.2 shall be true and correct as of the Effective Date and as of the Closing Date as if made as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date); (iii) Buyer and Merger Sub shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or the Ancillary Agreements to be performed or complied with by them prior to or at the Closing in all material respects; and (iv) the Company shall have received from Buyer and Merger Sub a certificate, dated the Closing Date, to the effect set forth in the foregoing clauses (i), (ii) and (iii), signed by a duly authorized officer thereof.

(b)                                 Escrow Agreement.  The Company shall have received an executed counterpart to the Escrow Agreement, signed by each party other than the Securityholder Representative.

(c)                                  Payments.  Buyer shall have made all payments required to be made by Buyer pursuant to Section 3.1.

Section 9.3                                                            Conditions to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)                                 Representations, Warranties and Covenants of the Company.  (i) The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as if made as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except as would not be reasonably likely to have a Material Adverse Effect (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifiers set forth therein), (ii) the representations and warranties of the Company contained in Section 4.1 and Section 4.2 shall be true and correct as of the Effective Date and as of the Closing Date as if made as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date); (iii) the Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or the Ancillary Agreements to be performed or complied with by it prior to or at the Closing in all material respects (except for the covenants set forth in Section 7.17 and Schedule 7.17, which the Company shall have performed and complied with in all respects), and (iv) Buyer shall have received from the Company a certificate, dated as of the Closing Date, to the effect set forth in the foregoing clauses (i), (ii) and (iii), signed by a duly authorized officer thereof.

(b)                                 Representations, Warranties and Covenants of the Selling Securityholders.  (i) The representations and warranties of each of the Selling Securityholders, solely with respect to itself and not to any other Selling Securityholder, contained in this Agreement shall be true and correct as of the Effective Date and as of the Closing Dates as if made as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except as would not be reasonably likely to have a material adverse  effect on the ability of such Selling Securityholder to consummate the transactions contemplated hereby (without giving effect to any “material adverse effect”, “materiality” or similar qualifiers set forth therein), (ii) the representations and warranties of such Selling Securityholder contained in Section 6.1 and Section 6.2 shall be true and correct as of the Effective Date and as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date); and (iii) such Selling Securityholder shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or the Ancillary Agreements to be performed or complied with by it prior to or at the Closing in all material respects.

(c)                                  Escrow Agreement.  Buyer shall have received an executed counterpart to the Escrow Agreement, signed by each party other than Buyer.

(d)                                 Payoff Letters.  Buyer shall have received executed payoff letters, executed by the lenders listed in the statement delivered pursuant to Section 3.4 (the “Payoff Letters”).

(e)                                  Certificate.  Buyer shall have received from the Company a certificate stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

(f)                                   Third Party Consents.  The Company shall have delivered to Buyer the consents listed on Schedule 9.3(f), if any.

(g)                                  Advisory Consents.  The Company shall have delivered to Buyer evidence that the Company has obtained consent (including Negative Consents) from (i) Managers representing at least ninety percent (90%) of assets under management of all Managers as of the Effective Date and (ii) Persons listed on Schedule 9.3(g)(ii) (“Sponsors”) representing at least ninety percent (90%) of the aggregate revenue of all Sponsors for the twelve (12) month period ended March 31, 2014.

(h)                                 No Material Adverse Effect.  There shall not have occurred any circumstance, event, change or effect that has had, or would reasonably be expected to have, together with all other circumstances, events, changes and effects, a Material Adverse Effect.

(i)                                     Cancellation of Company Warrants.  The Company shall have delivered to Buyer evidence reasonably satisfactory to Buyer that all Company Warrants have been cancelled at or prior to Closing.

Section 9.4                                                            Conditions to Obligations of Buyer, Merger Sub and the Company to Effect the Merger.

(a)                                 The obligation of Buyer and Merger Sub to consummate the Merger shall be subject to the approval of the Merger in accordance with the applicable provision of the DGCL (disregarding any failure of such approval to be obtained as a result of a breach of the covenants of Buyer and Merger Sub set forth in Section 7.14).

(b)                                 The obligation of Company to consummate the Merger shall be subject to the approval of the Merger in accordance with the applicable provision of the DGCL (disregarding any failure of such approval to be obtained as a result of a breach of the covenants of the Company set forth in Section 7.14).

ARTICLE X

INDEMNIFICATION

Section 10.1                                                     Survival.  The representations and warranties made by the Company in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the Fundamental Representations shall survive the Closing and shall continue in full force and effect indefinitely and (b) the representations and warranties set forth in Section 4.13 (Taxes) shall survive and continue in full force and effect until ninety (90) days after expiration of the applicable statute of limitations (including any applicable extensions).  The covenants contained in this Agreement shall continue in full force and effect indefinitely or for the shorter period explicitly referenced therein; provided, that, with respect to the covenants of the parties contained herein that by their terms are to be performed in whole or in part, or that prohibit actions, prior to the Closing, claims for indemnification in respect of any breach thereof shall survive until the date that is eighteen (18) months after the Closing.  Notwithstanding the foregoing, if any time on or prior to the expiration date referred to this Section 10.1, any Indemnified Party delivers a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2, Section 10.3, and Section 10.4, as applicable, based on such alleged inaccuracy or breach, then such representation or warranty shall survive solely as to such claim until such time as such claim is fully and finally resolved.  Solely for purposes of this Article X, the representations and warranties contained in Article IV, Article V and Article VI are made as of the Effective Date and as of the Closing Date.

Section 10.2                                                     Indemnification by Securityholders.  Subject to the limitations contained in this Article X, from and after the Closing, the Securityholders, severally (and not jointly) pro rata in proportion to their Transaction Percentage, shall indemnify and hold harmless (such obligations to indemnify and hold harmless are referred to herein from time to time as “Indemnification Obligations”), Buyer and the Surviving Company (the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”), actually incurred by the Buyer Indemnified Parties arising out of:

(a)                                 after giving effect to the last sentence of Section 10.1, any breach of any representation or warranty made by the Company contained in this Agreement;

(b)                                 any breach of any covenant or agreement by the Company contained in this Agreement and required to be performed prior to the Closing;

(c)                                  any Indebtedness (other than Excluded Trade Obligations) or Transaction Expenses to the extent not included in the determination of Transaction Consideration;

(d)                                 any claims by any holder of Capital Stock or any other equity interests of the Company as a result of the exercise of such holder’s appraisal rights (net of any amount that would otherwise have been payable to such holder exercising any appraisal rights);

(e)                                  after giving effect to the last sentence of Section 10.1, any fraud of any Acquired Company;

(f)                                   Indemnified Taxes;

(g)                                  any Third Party Claim to the extent that an Acquired Company is liable to a third party as a result of the Data Security Matter;

(h)                                 the items set forth in Schedule 10.2(h); or

(i)                                     the Identified Matter.

Section 10.3                                                     Indemnification by the Selling Securityholders.  Subject to the limitations set forth in this Article X; each Selling Securityholder shall have Indemnification Obligations for any Losses suffered by a Buyer Indemnified Party based upon, arising out of or by reason of:

(a)                                 after giving effect to the last sentence of Section 10.1, any breach of, or inaccuracy in representation or warranty contained in Article VI (solely for such Selling Securityholder and not for any other Selling Securityholder);

(b)                                 any breach of a covenant or agreement by such Selling Securityholder, whether acting on its own behalf or otherwise (solely with respect to such Selling Securityholder and not for any other Selling Securityholder), contained in this Agreement; or

(c)                                  any fraud of such Selling Securityholder.

Section 10.4                                                     Indemnification by Buyer.  Subject to the limitations contained in this Article X, from and after the Closing, Buyer shall indemnify and hold harmless the Securityholders, and each of their respective officers, directors, employees, agents and representatives (the “Company Indemnified Parties”) from and against any and all Losses incurred by the Company Indemnified Parties arising out of:

(a)                                 after giving effect to the last sentence of Section 10.1, any breach of any representation or warranty made by Buyer or Merger Sub contained in this Agreement; or

(b)                                 any breach of any covenant or agreement by Buyer, Merger Sub or the Surviving Company contained in this Agreement.

Section 10.5                                                     Third Party Claims.

(a)                                 In order for a Buyer Indemnified Party or a Company Indemnified Party (each, an “Indemnified Party”) to be entitled to be indemnified and held harmless as provided for under this Article X in respect of a claim, action or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Securityholder Representative, on behalf of the Securityholders, or to Buyer, as applicable (the “Indemnifying Party”); provided, however, that no delay or failure on the part of an Indemnified Party in notifying the Securityholder Representative or Buyer, as the case may be, shall relieve an Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby prejudiced (and then solely to the extent of such prejudice).

(b)                                 The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party shall not have the right to assume the defense of a Third Party Claim if (i) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) such Third Party Claim relates to or arises in connection with any non-criminal Proceeding by a Governmental Authority that would reasonably be expected to materially and adversely affect the operations or conduct of Buyer and its Affiliates (including the Company), (iii) such Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iv) upon petition by the Indemnified Party, a court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously defend such Third Party Claim, (v) the Indemnified Party reasonably believes that the Losses relating to such Third Party Claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this Article X, or (vi) the Indemnifying Party does not provide the Indemnified Party with reasonable evidence that the Indemnifying Party has the financial resources to defend such Third-Party Claim and to fulfill its indemnification obligations under this Article X.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period set forth in this Section 10.5(b) or if the Indemnifying Party is not permitted to assume the defense, the Indemnified Party shall have the right to assume the defense of such Third Party Claim;

provided, however, that in no event shall the Indemnified Party enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) if such settlement, compromise or consent would result in the Indemnifying Party becoming liable for an indemnification claim hereunder.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party (and at such Indemnified Party’s sole cost and expense) and the Indemnified Party shall, at the Indemnifying Party’s sole cost and expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing by the Indemnified Party, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified and held harmless hereunder.

(c)                                  This Section 10.5 shall not apply to any controversies regarding Tax Matters, which shall be governed exclusively by Section 8.2.

(d)                                 This Section 10.5 shall not apply to any controversies regarding appraisal rights, which shall be governed exclusively by Section 3.3.

Section 10.6                                                     Limitations on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)                                 The Securityholders shall have no Indemnification Obligations and the Buyer Indemnified Parties shall have no recourse against the Escrow Fund for a claim pursuant to Section 10.2(a) or Section 10.3(a) until such time as the total amount of all Losses in respect of all claims exceed $330,000 (the “Deductible”) in the aggregate, and then only in respect of such excess; provided, however, that the limitations set forth in this Section 10.6(a) shall not apply to claims under Section 10.2(a) and Section 10.3(a) in respect of any breach or inaccuracy of a Fundamental Representation.

(b)                                 Recourse by the Buyer Indemnified Parties against the proceeds then remaining in the Escrow Fund shall be the Buyer Indemnified Parties’ sole and exclusive remedy in respect of the Securityholders’ Indemnification Obligations for the matters referred to in Section 10.2(a), Section 10.2(g) and Section 10.2(i); provided, however, that the limitation contained in this sentence shall not apply to claims under Section 10.2(a) in respect of any breach or inaccuracy of a Fundamental Representation.

(c)                                  To the extent that the Buyer Indemnified Parties are entitled to recovery under Section 10.2(a) in excess of proceeds then remaining in the Escrow Fund, (i) the Buyer Indemnified Parties shall not be entitled to recover amounts directly from the Securityholders under this Article X in respect of the Indemnification Obligations of the Securityholders until such time as the Escrow Fund has been fully exhausted and (ii) for each such Loss a Securityholder shall only be liable for its Transaction Percentage of such Loss.  In no event shall the aggregate Indemnification Obligations of a Securityholder exceed the portion of the Transaction Consideration actually paid to such Securityholder (with respect to the Initial Stock Sale, the Merger, or both, as applicable and without any reduction for Taxes payable by such Securityholder in respect of the Transaction Consideration), except solely in the case of fraud committed by such Selling Securityholder.  No Securityholder is liable for breach of a representation, warranty or covenant of any other Securityholder.

(d)                                 Each Indemnified Party acknowledges and agrees that, for purposes hereof, Losses shall be calculated based on the amount of Loss that remains after deducting therefrom (i) any insurance proceeds actually received (currently or in the future), (ii) any Tax benefits actually recognized as a result of the Loss as a cash refund or reduction in cash Taxes payable by the Indemnified Party, in each case, in either (x) the taxable year that includes the incurrence of the Loss that gave rise to the claim or (y) the taxable year immediately preceding such taxable year described in the preceding clause (x), and (iii) any indemnity, contribution or other similar payment received or to be received by an Indemnified Party with respect thereto.

(e)                                  Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any Losses pursuant to this Article X that are consequential, incidental, indirect, special or punitive damages, including loss of future revenue, income or profits or loss of opportunity or a multiple of revenue, income, profits or any other amount, except (i) to the extent the same are required to be paid to a third party pursuant to a Third Party Claim or (ii) to the extent such Losses being measured arise from the termination or breach of a Contract, lost revenue, income or profits directly attributable to such Contract may be included in the determination of Losses relating thereto.

(f)                                   No Securityholder shall have any Indemnification Obligations hereunder for any Losses arising out of a breach of or inaccuracy of any representation, warranty, covenant or agreement set forth in this Agreement (and the amount of any Losses incurred in respect of such breach or inaccuracy shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent the matter giving rise to such breach or inaccuracy was included in the determination of the Final Adjustment Amount or Transaction Expenses for purposes of determining adjustments to the Transaction Consideration.

(g)                                  The Indemnified Parties’ sole remedy for Losses with respect to Taxes (including, but not limited to, any breach of a representation or warranty contained in Section 4.13), other than Losses incurred as a result of any breach of a representation or warranty contained in Section 4.13(g), Section 4.13(h), Section 4.13(i), Section 4.13(m) and Section 4.20 shall be limited to Taxes of the Acquired Companies for Pre-Closing Tax Periods (or the portion of an Straddle Period ending on the Closing Date as determined in accordance with Section 8.7.

(h)                                 If an Indemnified Party is entitled to indemnification under more than one clause or subclause of this Agreement with respect to Losses, then such Indemnified Party shall be entitled to only one indemnification or recovery for such Losses to the extent it arises out of the same set of circumstances and events; it being understood that this Section 10.6(h) is solely to preclude a duplicate recovery by an Indemnified Party.

(i)                                     The Securityholders shall have no Indemnification Obligations and the Buyer Indemnified Parties shall have no recourse against the Escrow Fund for a claim pursuant to Section 10.2(h) in excess of (x) $100,000 minus (y) any amounts paid by the Company prior to Closing or included as a current liability in Final Closing Net Working Capital (other than the fees and costs set forth in Schedule 10.6(i)).

Section 10.7                                                     Escrow Fund.  Subject to the last sentence of Section 10.6(c), in the event that any Buyer Indemnified Party is entitled to receive any amount from the Securityholders pursuant to this Article X, such Buyer Indemnified Party shall be entitled to seek recovery from the Escrow Fund for such amounts.

Section 10.8                                                     Materiality.  For purposes of determining the amount of Losses under this Article X (but, for the avoidance of doubt, not for purposes of determining breach of any representation or warranty), each representation or warranty in this Agreement shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” (which instead shall be read as any adverse effect), “immaterial” or “materially.”

Section 10.9                                                     Exclusive Remedy.  Except for (a) specific performance or injunctive relief, (b) determination of the Final Adjustment Amount (which is governed by Section 3.6(c)), or (c) determination of any NOL Tax Loss (which is governed by Section 8.1(c)), from and after the Effective Time, the rights and obligations of the parties set forth in this Article X shall be the sole and exclusive remedy of the Indemnified Parties (whether at law or in equity) with respect to any breach of any representation, warranty, covenant or agreement set forth in this Agreement; provided, that nothing contained in this Agreement shall limit the rights of any party against any Person for fraud by such Person; provided, further, that nothing shall give rise to any right on the part of any Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 10.10                                              Tax Treatment of Indemnity Payments.  The parties hereto and each Indemnified Party and Indemnifying Party agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Transaction Consideration for federal, state, local and foreign income tax purposes.

ARTICLE XI
TERMINATION

Section 11.1                                                     Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)                                 by mutual written consent of Buyer and the Company;

(b)                                 (i) by the Company if Buyer or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.2, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by Buyer, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 9.3, (y) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (z) has not been waived by Buyer;

(c)                                  by the Company or Buyer if the Transactions shall not have been consummated by October 31, 2014; provided that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d)                                 by Buyer providing written notice to the Company within ten (10) Business Days after delivery of a Schedule Update pursuant to Section 7.3(b); or

(e)                                  by either the Company or Buyer in the event that any Governmental Authority (including any court of competent jurisdiction) shall have issued an Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

The party seeking to terminate this Agreement pursuant to this Section 11.1 (other than Section 11.1(a)) shall give prompt written notice of such termination to the other parties.

Section 11.2                                                     Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and of no further force and effect, and there shall be no duties, liabilities or obligations of any kind on the part of any party to the other parties based either upon this Agreement or the transactions contemplated hereby, except (a) for the provisions of Section 7.5 relating to confidentiality, Section 7.7 relating to public announcements, Section 7.12(f) relating to reimbursement of certain expenses, Section 12.2 relating to fees and expenses generally, Section 12.5 relating to notices, Section 12.8 relating to third-party beneficiaries, Section 12.9 relating to governing law, Section 12.10 relating to submission to jurisdiction and this Section 11.2 and (b) that nothing herein shall relieve any party from liability for such party’s fraud or willful or intentional breach of this Agreement prior to such termination.  For the avoidance of doubt, the parties hereto confirm that the failure of the Securityholders to receive the Transaction Consideration payable to them hereunder as a result of a willful breach by Buyer and/or Merger Sub of this Agreement shall be taken into account in the calculation of damages suffered by Company as a result thereof.

ARTICLE XII
GENERAL PROVISIONS

Section 12.1                                                     Securityholder Representative.

(a)                                 As of the Effective Date, each Securityholder irrevocably appointed the Securityholder Representative as such Securityholder’s representative, attorney-in-fact and exclusive agent, with full power of substitution to act in the name, place and stead to act on behalf of such Securityholder in any amendment of or litigation or arbitration involving this Agreement, including defending, negotiating, settling or otherwise dealing with claims under Article X hereof, and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Securityholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement and each Ancillary Agreement (subject to the foregoing limitation), including the power:

(i)                                     to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Securityholders to consummate the transactions contemplated by this Agreement and each Ancillary Agreement;

(ii)                                  to negotiate, execute and deliver each Ancillary Agreement, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to given in connection with the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement (it being understood that such Securityholder shall execute and deliver any such documents which the Securityholder Representative agrees to execute);

(iii)                               to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and the transactions contemplated hereby; and

(iv)                              to take all actions which under this Agreement and the transactions contemplated hereby may be taken by the Securityholders and to do or refrain from doing any further act or deed on behalf of the Securityholder which the Securityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the transactions contemplated hereby as fully and completely as such Securityholder could do if personally present.

Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Securityholder, except as expressly provided herein and in  each Ancillary Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule.

(b)                                 Certain Securityholders have entered into a Security Representative Letter Agreement to provide direction to the Securityholder Representative in connection with the performance of its services under this Agreement and each Ancillary Agreement (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholder Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the

Advisory Group (collectively, the “Securityholder Representative Group”) will be liable to the Securityholders for any action taken or omitted by it as permitted under this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby, except if such action is taken or omitted in bad faith, by willful misconduct or due to gross negligence.  The Securityholder Representative will also be fully protected against the Securityholders in relying upon any signature, written notice, demand, certificate or document that he in good faith believes to be genuine (including facsimiles thereof) and shall be entitled to reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party.

(c)                                  The Securityholders agree, in accordance with their respective Transaction Percentage, to indemnify and defend the Securityholder Representative Group for, and to hold the Securityholder Representative Group harmless against, any loss, liability, cost, fee, claim, damage, judgment, amount in settlement or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) incurred without willful misconduct, bad faith, or gross negligence or material breach of the Securityholder Representative Agreement on the part of the Securityholder Representative Group, arising out of or in connection with the Securityholder Representative Group’s carrying out its duties under this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby, including costs and expenses (which may be funded first, from the Expense Fund, second, from any amount payable to the Securityholders pursuant to Section 3.7 or any portion of the Escrow Fund payable to the Securityholders pursuant to the terms of this Agreement and each Ancillary Agreement, if any, in either case, solely if and to the extent not subject to any claims for indemnification by any Buyer Indemnified Party, and third, directly from the Securityholders based on their respective Transaction Percentage) of successfully defending the Securityholder Representative against any claim of liability with respect thereto.  The Securityholders acknowledge that the Securityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties. The Securityholder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.  The powers, immunities and rights to indemnification granted to the Securityholder Representative and the Advisory Group  hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(d)                                 In acting hereunder, the Securityholder Representative shall act on behalf of all Securityholders and not on behalf of any one Securityholder.

(e)                                  If the Securityholder Representative becomes unable to serve as Securityholder Representative, such other Person or Persons as may be designated by a majority of the Securityholders, based on each Securityholder’s Transaction Percentage, and shall succeed as the Securityholder Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Ancillary Agreements.

Section 12.2                                                     Fees and Expenses.  Except as otherwise specifically provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the Merger is consummated, all Transaction Expenses not paid by the Company prior to the Effective Time shall be paid by the Surviving Company.

Section 12.3                                                     Amendment and Modification.  This Agreement may be amended, modified or supplemented in writing by the Company, the Selling Securityholders and Buyer at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after the approval of this Agreement by the holders of Capital Stock in accordance with the DGCL has been obtained, no amendment shall be made which pursuant to applicable Law requires further approval by the holders of Capital Stock without such further approval.  After Closing, this Agreement may be amended, modified or supplemented in writing by Buyer and the Securityholder Representative.

Section 12.4                                                     Waiver.  At any time prior to the Effective Time, Buyer may, with respect to the Company, and the Company may, with respect to Buyer, and at any time after the Effective Time, Buyer may, with respect to the Securityholders, and the Securityholder Representative may, with respect to Buyer, by action taken in writing, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 12.5                                                     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                 if to Buyer, Merger Sub or the Surviving Company, to:

Envestnet, Inc.

35 East Wacker Drive, Suite 2400

Chicago, IL  60601

Attention:  Shelly O’Brien, Patrick Marr, and Viggy Mokkarala

Facsimile:  (312) 827-2801
Email:  shelly.obrien@envestnet.com

patrick.marr@envestnet.com

viggy.mokkarala@envestnet.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL  60606

Attention:  Edward S. Best, Nina L. Flax and Kevin D. Sherlock

Facsimile:  (312) 706-2801

Email:  EBest@mayerbrown.com

NFlax@mayerbrown.com

KSherlock@mayerbrown.com

if to Company, to:

Placemark Holdings, Inc.

16633 Dallas Parkway

Suite 700

Addison, Texas 75001

Attention:  General Counsel

Facsimile:  (972) 404-4505

Email:  john.ehinger@placemark.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention:  Martin Carmichael and Amber R.E. Dolman

Facsimile:  (617) 523-1231

Email:  MCarmichael@goodwinprocter.com

ADolman@goodwinprocter.com

if to a Selling Securityholder, to the address for such Selling Securityholder’s set forth on Schedule I:

with a copy (which shall not constitute notice) to:

Goodwin Procter  LLP

Exchange Place

Boston, MA 02109

Attention:  Martin Carmichael and Amber R.E. Dolman

Facsimile:  (617) 523-1231

Email:  MCarmichael@goodwinprocter.com

ADolman@goodwinprocter.com

if to the Securityholder Representative, to:

Fortis Advisors LLC

Attention:  Notice Department

Facsimile:  (858) 408-1843

Email:       notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Goodwin Procter  LLP

Exchange Place

Boston, MA 02109

Attention:  Martin Carmichael and Amber R.E. Dolman

Facsimile:  (617) 523-1231

Email:  MCarmichael@goodwinprocter.com

ADolman@goodwinprocter.com

Section 12.6                                                     Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 12.7                                                     Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement.  No party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 12.8                                                     No Third-Party Beneficiaries.  Except as provided in Section 7.8 and Article X, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 12.9                                                     Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 12.10                                              Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the parties further agrees to accept service of process in any manner permitted by such court.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.11                                              Assignment; Successors.

(a)                                 Except as provided in Section 12.11(b), neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without (i) prior to the Effective Time, the prior written consent of Buyer (in the case of an assignment by the Company) or the Company (in the case of an assignment by Buyer or Merger Sub) and (ii) after the Effective Time, the prior written consent of Buyer (in the case of an assignment by the Securityholder Representative) or the Securityholder Representative (in the case of an assignment by Buyer or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(b)                                 Notwithstanding anything in Section 12.11(a) to the contrary, without the prior written consent of the Company, prior to the Stock Sale Closing Time Buyer may assign to its right to purchase the Acquired Stock pursuant to Section 2.1 to a wholly-owned subsidiary of Buyer (other than Merger Sub) (such subsidiary, the “Stock Sale Purchaser”); provided, that, (i) pursuant to such assignment, the Stock Sale Purchaser makes the same representations and warranties made by Merger Sub pursuant to Article IV, which representations and warranties shall be deemed representations and warranties of Merger Sub for purposes of Section 9.2(a) and Section 10.4(a) and (ii) such assignment shall not relieve Buyer of any of its obligations hereunder.

Section 12.12                                              Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 12.13                                              Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 12.14                                              Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 12.15                                              Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.16                                              Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 12.17                                              Electronic Signature.  This Agreement may be executed by facsimile signature or any other form of electronic transmission of signature and a facsimile or any other form of electronically transferred signature shall constitute an original for all purposes.

Section 12.18                                              Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 12.19                                              No Presumption Against Drafting Party.  Each of Buyer, Merger Sub, the Securityholder Representative and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 12.20               Effectiveness of Amendment and Restatement.  This Agreement amends and restates certain provisions of the Original Agreement and restates the terms of the Original Agreement in their entirety.  All amendments to the Original Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the Effective Date unless expressly stated otherwise.  This Agreement shall be effective as of the date that copies hereof have been executed and delivered upon execution by each of the parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Judson Bergman
Name:	Judson Bergman
Title:	Chairman and Chief Executive Officer

[Signature Page to Amended and Restated Acquisition Agreement]

POSEIDON MERGER CORP.

By:	/s/ Judson Bergman
Name:	Judson Bergman
Title:	President

[Signature Page to Amended and Restated Acquisition Agreement]

PLACEMARK HOLDINGS, INC.

By:	/s/ Levon Chertavian, Jr.
Name:	Levon Chertavian, Jr.
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Acquisition Agreement]

FORTIS ADVISORS LLC
(solely in its capacity as the Securityholder Representative)

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

[Signature Page to Amended and Restated Acquisition Agreement]

IN WITNESS WHEREOF,  the parties have caused this Agreement to be executed as of the date first written above.

SELLING SECURITYHOLDERS:

ASCENT VENTURE PARTNERS IV-A, L.P.

By:	Ascent Venture Management IV-A, L.P.,
Its:	General Partner

By:	/s/ Brian Girvan

Name:	Brian J. Girvan

Title:	Member

ASCENT VENTURE PARTNERS IV, L.P.

By:	Ascent Venture Management IV, L.P.,
Its:	General Partner

By:	/s/ Brian Girvan

Name:	Brian J. Girvan

Title:	Managing Member

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

NORTH HILL VENTURES II, L.P.

By:	North Hill Ventures II, G.P., L.L.C.,
Its:	General Partner

By:	/s/ Benjamin H. Malka

Name:	Benjamin H. Malka

Title:	General Partner

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

ROYAL BANK OF CANADA

By:	/s/ David Unsworth

Name:	David Unsworth

Title:	Director

By:	/s/ Bessie Petroff

Name:	Bessie Petroff

Title:	Vice President

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

FLYBRIDGE CAPITAL PARTNERS I, L.P.

By:	Flybridge Capital Partners G.P. I, L.L.C.
Its:	General Partner

By:	/s/ Charles M. Hazard, Jr.

Name:	Charles M. Hazard, Jr.

Title:	Member and Manager

FLYBRIDGE CAPITAL PARTNERS II, L.P.

By:	Flybidge Capital partners G.P. II, L.L.C.
Its:	General Partner

By:	/s/ Charles M. Hazard, Jr.

Name:	Charles M. Hazard, Jr.

Title:	Member and Manager

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Levon Chertavian, Jr,
Levon Chertavian, Jr,

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Richard Dion
Richard Dion

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Ronald Pruitt
Ronald Pruitt

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Brian Bleasdell
Brian Bleasdell

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ William Webb
William Webb

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Robert Mazzarella
Robert Mazzarella

[Signature Page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Alan Sislen
Alan Sislen

[Signature page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Brett Rainey
Brett Rainey

[Signature page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ John Ehinger
John Ehinger

[Signature page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Matthew Lombardi
Matthew Lombardi

[Signature page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Benjamin H. Malka
Benjamin H. Malka

[Signature page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Shamez A. Kanji
Shamez A. Kanji

[Signature page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ George Overholser
George Overholser

[Signature page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Brett J. Rome
Brett J. Rome

[Signature page to Amended and Restated Acquisition Agreement]

SELLING SECURITYHOLDERS:

/s/ Marcos Caro
Marcos Caro

[Signature page to Amended and Restated Acquisition Agreement]